U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
        FORM F-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             NET-FORCE SYSTEMS INC.
            INCORPORATED PURSUANT TO THE LAWS OF ANTIGUA and BARBUDA


            PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NO. No.:

                             NET-FORCE SYSTEMS INC,
              Suite #10-Epicurean, Woods Centre, Friars Hill Road,
                               St. John's, Antigua
                                   West Indies
                               TEL: (268) 481-1970

                                  With copy to:
                                 STEPP LAW GROUP
                           SUITE 460-1301 DOVE STREET
                         NEWPORT BEACH, CALIFORNIA 92660
                     TEL: (949) 660-9700 FAX: (949) 660-9010
                               (AGENT FOR SERVICE)


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE UNITS TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

Title of each           Proposed                       Proposed            Amount
Class of  Securities    Amount                         maximum             maximum aggregate of
To be registered        to be registered per unit(1)   offering price(2)   offering price         registration fee
-------------------------------------------------------------------------------------------------------------------

Common Shares:          17,066,033                     $0.10               $   1,706,603 USD      $   451 USD

(1)  Mr. Terry G. Bowering is the President and Chief Executive Officer of Net
     Force Systems Inc. Geneva Overseas Holdings Ltd., of which Terry G.
     Bowering is beneficial owner, enjoys legal ownership of 6,544,830 securities. JPKT Metro Investment Corporation, of which Terry G. Bowering is a beneficiary, enjoys legal ownership of 500,000 securities. IFG
     Investments Services Inc., of which Daniel MacMullin is beneficial owner, enjoys legal ownership of 6,027,870 securities.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) and based on a bona fide estimate of the maximum offering price.



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

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                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


                             Preliminary Prospectus

The information in this prospectus is not complete and may be changed. These shares cannot be offered or sold, until the registration statement filed with the Securities and Exchange Commission is declared effective by the Securities and Exchange Commission. Common shares will be offered and sold as soon as the registration statement is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                    Subject to completion, dated July 9, 2002
                            17,066,033 Common Shares
                             Net Force Systems Inc.

We are registering 17,066,033 shares so that the selling shareholders may offer those shares for resale at the offering price of $0.10USD. Net Force Systems Inc. will not receive any proceeds from the sale of shares by the selling shareholders. There is no guarantee the selling shareholders will sell all or any portion of their shares being offered.

The common share price was arbitrarily set. This is the initial public offering and no public market currently exists for our common shares.

                         ------------------------------

        Investing in the Common Shares Involves Risks, See "Risk Factors"
                              beginning on page 2.

                         ------------------------------

                                 Per Share                  Total
                                 ---------                  -----

Public Offering Price            $0.10 USD                  $1,706,603 USD

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                         ------------------------------

The date of this prospectus is July 9, 2002.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, their common shares, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

Until a date, which is 25 days after the date of this prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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                        NETFORCE       \\//\\     SYSTEMS INC.
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                                TABLE OF CONTENTS

SUMMARY......................................................................1

THE COMPANY..................................................................1

RISK FACTORS.................................................................1

   RISKS RELATED TO THE BUSINESS.............................................1
     Because we are a development stage company, we cannot guarantee our profitability.......................................................1
     If we fail to respond to change our clients may use competitors products and services...................................................2
     Because we use intellectual property, claims may be asserted against the company for infringing intellectual property rights.........2
     If the trademarks, copyrights and trade secrets we rely on fail others will benefit reducing our competitive advantage..................2
     The Internet and Internet-based casinos are new industries and therefore we do not know if they will continue to be accepted by the public in the future................................................2
     Because e-commerce transactions are subject to security risks it may inhibit the growth of the industry and the acceptance of our products and services...................................................3
     Because Consumer's may lack confidence in how we set our odds our business may not be accepted............................................3
     We are subject to competition from other gaming and sports wagering operators that are larger and have more resources to compete in the gaming industry and that have been operating in the industry for longer.................................................3
     Because we may have to borrow in the future to keep our business operating we may not be able to satisfy our debt obligations or to obtain debt financing that allows us to remain in business...........4
     Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase common shares in this offering.................................4
     Because we are subject to government regulation we could have our license revoked at anytime..............................................4
     Because we depend on a small group of qualified people, if we cannot hire and retain qualified personnel, we might be forced to discontinue our operations..............................................4
     Because our current or proposed insurance coverage may not be adequate uninsured losses may occur.....................................4
     There is no assurance that we can pay our liabilities...................5
     RISKS RELATED TO THE INDUSTRY...........................................5
     Our business is dependent upon the continued acceptance of our
     e-commerce gaming industry by the public................................5
     Because we may not be able to maintain or obtain present and future domain names we may not be able to prevent third parties from benefiting from our domain names...................................5
     Because laws may change in the future to protect the public there may be a requirement to change the manner of how we do business................................................................6
     Because we are liable for the content of our website we may be subject to regulation and law suits arising from the content............6


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Registration Statement                                               Page i
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                        NETFORCE       \\//\\     SYSTEMS INC.
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     Because government regulation may force us to collect and remit taxes we may have to modify our system which would be expensive and reduce potential profitability......................................6
     Risks Related to Securities Market......................................7
     We cannot be certain that additional financing will be available on favorable terms when required, or at all.............................7
     The market price for our common stock is likely to be highly volatile and subject to wide fluctuations...............................7
     In the past, following periods of volatility in the market price of their stock, many companies have been the subject of
     securities class action litigation......................................7

FORWARD LOOKING STATEMENTS...................................................7

USE OF PROCEEDS..............................................................7

DETERMINATION OF OFFERING PRICE..............................................8

CAPITALIZATION...............................................................8

DILUTION.....................................................................8

SELLING SECURITY HOLDERS.....................................................8

   PLAN OF DISTRIBUTION OF SHARES BY SELLING SECURITY HOLDER................10
   DESCRIPTION OF SECURITIES TO BE REGISTERED...............................11
   TAXES AND TREATIES.......................................................11
   LIMITATION ON HOLDING SHARES BY NONRESIDENT OR FOREIGN OWNERS............11
   INTEREST OF NAMED EXPERTS AND COUNSEL....................................11

SELECTED CONSOLIDATED FINANCIAL DATA........................................11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.......................................................12

   PLAN OF OPERATIONS.......................................................12
      Revenues and Financing................................................12
      Operations for the Next Twelve Months.................................16
      Balance Sheet Data....................................................16
   LIQUIDITY AND CAPITAL RESOURCES..........................................16
   MATERIAL COMMITMENTS FOR CAPITAL EXPENDITURES............................17
   MATERIAL COMMITMENTS FOR RESOURCES.......................................18
   IMPACT OF INFLATION......................................................18
   YEAR 2000 RISKS AND COMPLIANCE...........................................18

BUSINESS....................................................................18

   BUSINESS DEVELOPMENT.....................................................18
      Net-Force Systems Inc.................................................18
      Net-Force Systems Inc. Corporate History..............................19
   BUSINESS OF THE ISSUER...................................................20
   BUSINESS AND MARKETING STRATEGIES........................................22


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Registration Statement                                               Page ii
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                        NETFORCE       \\//\\     SYSTEMS INC.
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   THE COMPANY'S SERVICES AND PRODUCTS......................................23
   MARKETING................................................................25

INDUSTRY OVERVIEW...........................................................27

   GLOBAL GAMING INDUSTRY...................................................27
      United States of America..............................................27
      International Gaming Markets..........................................27
      Europe................................................................28
      Asia..................................................................28
      Africa and the Middle East............................................29
      Latin America.........................................................29
      Caribbean.............................................................29
   INTERNET GAMBLING INDUSTRY...............................................29
   INTERNATIONAL OUTLOOK ON INTERNET GAMING.................................30
   COMPETITION..............................................................31

DESCRIPTION OF PROPERTY.....................................................31

MANAGEMENT..................................................................32

   DIRECTORS AND EXECUTIVE OFFICERS.........................................32
   DIRECTOR AND OFFICERS COMPENSATION.......................................34
   DIRECTOR AND OFFICERS COMPENSATION.......................................35

PRINCIPAL SHAREHOLDERS......................................................35

RELATED PARTY TRANSACTIONS..................................................36

DESCRIPTION OF SHARE CAPITAL................................................36

OWNERSHIP RESTRICTIONS......................................................37

TRANSFER AGENT AND REGISTRAR................................................37

SHARES ELIGIBLE FOR FUTURE SALE.............................................37

U.S. RESALE RESTRICTIONS....................................................37

AUDITORS....................................................................38

MATERIAL AGREEMENTS AND DOCUMENTS...........................................38

ADDITIONAL INFORMATION......................................................38

TAXATION IN ANTIGUA AND THE UNITED STATES OF AMERICA........................38

LEGAL MATTERS...............................................................40

EXPERTS.....................................................................40

WHERE YOU CAN FIND MORE INFORMATION.........................................40

THE COMPANY'S LOCATIONS.....................................................41

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Registration Statement                                               Page iii
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                        NETFORCE       \\//\\     SYSTEMS INC.
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REPRESENTATIONS.............................................................41

SCHEDULE "A" - FINANCIAL STATEMENTS.........................................42

PART II.....................................................................63















































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Registration Statement                                               Page iv

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                        NETFORCE       \\//\\     SYSTEMS INC.
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SUMMARY
-------

You should read the following summary together with the more detailed information about Net Force Systems Inc. and the common shares being sold in this offering, including our consolidated financial statements and the related notes appearing elsewhere in this prospectus.


THE COMPANY
-----------

Net-Force Systems Inc. was incorporated in March 1999 under the laws of Antigua and Barbuda as Net-Force Systems Inc. Our corporate website can be viewed on the World Wide Web at www.netforcesystems.com. We currently sub-license online
                  -----------------------
gaming software and provide marketing and support services for Internet gaming website operators, through our wholly owned subsidiary, Netforce Entertainment Inc. Netforce Entertainment licenses Internet gaming software that offers a variety of casino-style gaming options as well as an on-line sports wagering service, utilizing the rapidly expanding medium known as the Internet. Netforce Entertainment Inc. acts as the operating company for all business activities relating to the online gaming operations.

Common Shares for resale:   17,066,033 common shares
------------------------

The selling shareholders are offering 17,066,033 common shares which they beneficially own for resale at $0.10 USD per share. The company will not receive any of the proceeds from the resale of common shares.

Proposed OTCBB Symbol:   NFSPF
---------------------


RISK FACTORS
------------

Investing in Net Force Systems Inc.'s common shares will subject you to risks inherent in our business. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our units. If any of the risks described below occurs, our business, results of operations and financial condition could be adversely affected. In such cases, the price of our common shares could decline, and you may lose part or all of your investment.


RISKS RELATED TO THE BUSINESS
-----------------------------

Because we are a development stage company, we cannot guarantee our
-------------------------------------------------------------------
profitability.
--------------

The Company was recently formed in the year 2000 and has limited operating history. Since incorporation, the Company has expended resources on technology, license fees, website development, hiring of personnel and startup costs. As a result, losses were incurred since incorporation and management expects to experience operating losses and negative cash flow for the foreseeable future. We anticipate losses will continue to increase from current levels because we expect to incur additional costs and expenses related to: brand development, marketing and other promotional activities; the addition of customer service personnel; the continued development of the websites; the expansion of service offerings and website content; and development of relationships with strategic business partners. Current losses to date for the 12 month period ended April 30, 2002 are $(174,206). Cumulative Losses from inception at March 1, 1999 to
              ---------
date to April 30, 2002 are $1,062,662.
                            ---------

There can be no assurance at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. We believe that our success will depend in large part on our ability to (i) offer aesthetic, interesting and diverse casino-style games on our websites, as well as sports and pari-mutuel wagering, (ii) attract players and provide them with outstanding service, (iii) instill consumer confidence, and (iv) achieve

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Registration Statement                                               Page 1

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                        NETFORCE       \\//\\     SYSTEMS INC.
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name recognition. Accordingly, we intend to invest heavily in site development, technology and operating infrastructure, as well as marketing and promotion. As a result, we expect to incur operating losses in the initial stages of our business and for the foreseeable future.

Our business is speculative and dependent upon the acceptance of our websites and the effectiveness of our marketing program. Our only assets will be the offshore Internet gaming websites, some administrative office furniture and equipment and the revenues derived from the websites. There can be no assurance that our Internet gaming and sports wagering websites will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues or that investors will not lose their entire investment.

If we fail to respond to change our clients may use competitors products and
----------------------------------------------------------------------------
services.
---------

If we face material delays in introducing new services, products and enhancements, customers may forego the use of our services and use those of competitors. To remain competitive, we must continue to enhance and improve the functionality and features of the websites. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services, or if new industry standards and practices emerge, the existing websites, technology and systems may become obsolete. To develop the websites and technology entails significant technical and business risks. We may use new technologies ineffectively or may fail to adapt the technology to meet customer requirements or emerging industry standards.

Because we use intellectual property, claims may be asserted against the company
--------------------------------------------------------------------------------
for infringing intellectual property rights.
--------------------------------------------

Other parties may assert infringement or unfair competition claims against the Company. We cannot predict whether they will do so, or whether any future assertions or prosecutions will harm the business. If we are forced to defend against any infringement claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. Further, the outcome of a dispute may be that management would need to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to management, or at all.

If the trademarks, copyrights and trade secrets we rely on fail others will
---------------------------------------------------------------------------
benefit reducing our competitive advantage.
-------------------------------------------

We intend to take steps to protect proprietary rights which steps may be inadequate. Management regards copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to its success. We intend to rely heavily on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect proprietary rights. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we intend to provide its services. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of intended trademarks and other proprietary rights.

The Internet and Internet-based casinos are new industries and therefore we do
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not know if they will continue to be accepted by the public in the future.
--------------------------------------------------------------------------

Both the Internet and Internet-based casinos are relatively new industries. The market for Internet and Sports wagering has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. There can be no assurance that gaming and wagering on the Internet will become widespread, or that our websites will become widely used. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors or if our services do not achieve market


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Registration Statement                                               Page 2
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                        NETFORCE       \\//\\     SYSTEMS INC.
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acceptance, our business, operating results, and the financial condition will be materially adversely affected. Because of the uncertainty regarding the legality of Internet wagering in the United States, and the existing or possible prohibitions in other jurisdictions, we will not permit play by Canadian residents, and may be precluded from offering play to residents of other countries.

Because e-commerce transactions are subject to security risks it may inhibit the
--------------------------------------------------------------------------------
growth of the industry and the acceptance of our products and services.
-----------------------------------------------------------------------

Concerns over the security of transactions conducted on the Internet and other on-line services as well as user's desires for privacy may also inhibit the growth of gaming and wagering on the Internet. The activities of the Company are expected to involve the storage and transmission of proprietary information, such as credit card numbers and other confidential information. Any such security breaches could damage our reputation and expose us to a risk of loss, litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company's business, financial condition and results of operations. The Company is dependent on World Gaming for its software and the hosting of its websites.

Businesses on the Internet are subject to the risk of credit card fraud and other types of theft and fraud perpetrated by "hackers" and on-line thieves. Credit card companies may hold merchants fully responsible for any fraudulent purchases made when the signature cannot be verified. Although credit card companies and others are in the process of developing anti-theft and anti-fraud protections, and while the Company itself will continually monitor this problem, at the present time the risk from such activities could have a material adverse effect on us. A party who is able to circumvent our security measures could misappropriate confidential information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. If a compromise of our security were to occur, or if World Gaming's software or website hosting fails, there could be a material adverse effect on our business, financial condition and the results of operations.

Because Consumer's may lack confidence in how we set our odds our business may
------------------------------------------------------------------------------
not be accepted.
----------------

Concerns that a virtual casino's odds can be easily and arbitrarily manipulated may deter customers from using our website. There can be no assurance that we will be able to instill customer confidence in and alleviate negative perceptions about Internet gaming. If our efforts are unsuccessful, it could have a material adverse effect on our business, financial condition and the results of operations.

We are subject to competition from other gaming and sports wagering operators
------------------------------------------------------------------------------
that are larger and have more resources to compete in the gaming industry and
------------------------------------------------------------------------------
that have been operating in the industry for longer.
----------------------------------------------------

The market for our Internet gaming and sports wagering services is intensely competitive. Our principal competitors include other on-line Internet casinos. These competitors have longer operating histories, greater name recognition, larger installed customer bases, and substantially greater financial, technical and marketing resources than us. We believe that the principal factors affecting competition in its proposed market include name recognition, ability to develop aesthetic and diverse casino-style games, customer confidence, ability to respond to changing customer needs, and ease of use. Other than technical expertise and the limited time available to enter the market, there are no significant proprietary or other barriers of entry that could keep potential competitors from developing or acquiring similar tools and providing competing services in our proposed market. Our ability to compete successfully in the on-line casino and sports wagering business will depend in large part on its ability to attract new players and respond effectively to continuing technological changes by developing more sophisticated on-line casino games. There can be no assurance that we will be able to compete successfully in the future, or that future competition will not have a material adverse effect on the business, operating results and financial condition of the Company.



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Registration Statement                                               Page 3
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                        NETFORCE       \\//\\     SYSTEMS INC.
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Because we may have to borrow in the future to keep our business operating we
------------------------------------------------------------------------------
may not be able to satisfy our debt obligations or to obtain debt financing that
--------------------------------------------------------------------------------
allows us to remain in business.
--------------------------------

There is no assurance that we will not incur debt in the future, that it will have sufficient funds to repay its indebtedness or that we will not default on our debt, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business. As of the period ended April 30, 2001, the total outstanding long term indebtedness is $zero. Total liabilities are $136,813, comprised of $136,813 in current
                              -------                -------
liabilities

Because we do not intend to pay any dividends on our common shares, investors
------------------------------------------------------------------------------
seeking dividend income or liquidity should not purchase common shares in this
------------------------------------------------------------------------------
offering.
---------

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase the Shares. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors.

Because we are subject to government regulation we could have our license
-------------------------------------------------------------------------
revoked at anytime.
-------------------

The wagering and casino industry is subject to extensive government regulation and licensing requirements in certain jurisdictions of the world. Legal uncertainties may preclude us from offering our planned Internet gaming in certain jurisdictions like Canada. Some jurisdictions may impose restrictions, licensing requirements or prohibitions on Internet wagering. At present, we do not anticipate any such restrictions, prohibitions or licensing requirements in our target markets but no assurance can be made that such restrictions, prohibitions or licensing requirements will not arise which would materially adversely effect our business, operating results and financial condition of the Company. Also see VII, Regulatory Background, for further discussion on the state of Internet Gaming legislation in the U.S.

Because we depend on a small group of qualified people, if we cannot hire and
------------------------------------------------------------------------------
retain qualified personnel, we might be forced to discontinue our operations.
-----------------------------------------------------------------------------

Our success is substantially dependent on the performance of our executive officers and key employees. Given our early stage of development in the Internet gaming business, we are dependent on our ability to retain and motivate high quality personnel. Although we believe we will be able to attract, retain and motivate qualified personnel for such purposes, an inability to do so could materially adversely affect the Company's ability to market, sell, and enhance our services. The loss of one or more of our employees or our inability to hire and retain other qualified employees could have a material adverse effect on the Company. Currently, we identify Mr. Terry G. Bowering, President and Chief Executive Officer, as a key person, as he is involved in the direction of all aspects of the daily operations of the Company. Mr. Bowering does not have an employment contract in place, nor is there any key person insurance on himself. We also depend on Mr. Derek C. Ferguson, Internet Technology Consultant, Mr. Clint Jendyk, Director of Website Design and Development, and Mr. Richard Pestes, Internet Marketing Consultant. We have not entered into any employment or management contracts with our employees nor do we maintain "key-person" insurance of any kind.

Because our current or proposed insurance coverage may not be adequate uninsured
--------------------------------------------------------------------------------
losses may occur.
-----------------

There is no assurance that we will not incur uninsured liabilities and losses as a result of the conduct of its proposed business. We plan to maintain comprehensive liability and property insurance at customary levels. We will also evaluate the availability and cost of business interruption insurance. However, should uninsured losses occur, the shareholders could lose their invested capital.

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Registration Statement                                               Page 4
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                        NETFORCE       \\//\\     SYSTEMS INC.
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There is no assurance that we can pay our liabilities.
------------------------------------------------------

We have liabilities to affiliated and unaffiliated lenders. As at April 30, 2002, our total amount of liabilities is $136,813. Current liabilities to
                                          -------
unaffiliated lenders (accounts payable) consist of accrued wages payable, International telephone and Internet service payable to Cable and Wireless Telecommunications Company, and fees payable to Pannell Kerr Forster for accounting and auditing services. Customer account deposits account for $47,002 or 34% of total liabilities. We currently have no long term liabilities. These liabilities represent fixed costs, which are required to be paid regardless of the level of profitability experienced by us. There is no assurance that we will be able to pay all of our liabilities. Furthermore, we are always subject to the risk of litigation from players, employees, suppliers or others because of the nature of our business. Litigation could cause us to incur substantial expenses and, if cases are lost, judgments and awards could add to the Company's costs.

RISKS RELATED TO THE INDUSTRY
-----------------------------

Our business is dependent upon the continued acceptance of our e-commerce gaming
--------------------------------------------------------------------------------
industry by the public.
-----------------------

Our future revenues substantially depend upon the increased acceptance and use of the Internet and other online services as a medium of commerce. Rapid growth in the use of the Internet, the Web and online services is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of customers may not adopt, and/or continue to use, the Internet and other online services as a medium of commerce and entertainment. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products.

In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the Internet continues to experience significant expansion in the number of users, frequency of use or bandwidth requirements, the infrastructure for the Internet may be unable to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally.

Our business, financial condition and results of operations would be seriously harmed if: use of the Internet, the Web and other online services does not continue to increase or increases more slowly than expected; the infrastructure for the Internet, the Web and other online services does not effectively support expansion that may occur; the Internet, the Web and other online services do not become a viable commercial marketplace; or traffic to the websites decreases or fails to increase as expected or if management spends more than was expected to attract visitors to the websites.

Because we may not be able to maintain or obtain present and future domain names
--------------------------------------------------------------------------------
we may not be able to prevent third parties from benefiting from our domain
---------------------------------------------------------------------------
names.
------

We may be unable to acquire or maintain Web domain names relating to the brand in the jurisdictions in which management may conduct business. As a result, we may be unable to prevent third parties from acquiring and using domain names relating to our brand, which could damage our brand and reputation and take customers away from our websites. We currently hold the www.aogaming.com,
                                                        ----------------
www.aocasino.com and www.aosportsbook.com domain names and may seek to acquire
----------------     --------------------
additional domain names. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. The changes in the United States are expected to include a


--------------------------------------------------------------------------------
Registration Statement                                               Page 5

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


transition from the current system to a system that is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.

Because laws may change in the future to protect the public there may be a
--------------------------------------------------------------------------
requirement to change the manner of how we do business.
-------------------------------------------------------

The adoption or modification of laws or regulations relating to the Internet could adversely affect the manner in which we propose to conduct our business. In addition, the growth and development of the market for online gaming may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on the Company. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The United States Congress recently enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. Laws regulating the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, and taxation apply to the Internet.

In order to comply with new or existing laws regulating online commerce, we may need to modify the manner in which we propose to do business, which may result in additional expenses. For instance, we may need to spend time and money revising the process by which we intend to accept players' wagers to ensure that each wager complies with applicable laws. We may need to hire additional personnel to monitor compliance with applicable laws. We may also need to modify our software to further protect players' personal information.

Because we are liable for the content of our website we may be subject to
-------------------------------------------------------------------------
regulation and law suits arising from the content.
--------------------------------------------------

As a publisher of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. If we face liability, then our reputation and our business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online companies. In addition, we could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Although we intend to carry general liability insurance, such insurance may not cover claims of these types. We cannot be certain that we will be able to obtain insurance to cover the claims on reasonable terms or that we will be adequate to indemnify the management or the Company for all liability that may be imposed. Any imposition of liability that is not covered by our insurance or is in excess of insurance coverage could harm the business.

Because government regulation may force us to collect and remit taxes we may
----------------------------------------------------------------------------
have to modify our system which would be expensive and reduce potential
-----------------------------------------------------------------------
profitability.
--------------

If one or more states or any foreign country successfully asserts that we should collect taxes on the winnings earned by players, the financial position and results of operations could be harmed. If we become obligated to collect taxes, we will need to update our system that processes wagers and winnings to calculate the appropriate sales tax for each player and to remit the collected sales to the appropriate authorities. These upgrades will increase operating expenses. In addition, players may be discouraged from utilizing our websites because they have to pay tax, causing net sales to decrease. As a result, we may be adversely materially affected.







--------------------------------------------------------------------------------
Registration Statement                                               Page 6

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


Risks Related to Securities Market
----------------------------------

We cannot be certain that additional financing will be available on favorable
-----------------------------------------------------------------------------
terms when required, or at all.
-------------------------------

If we raise additional funds through the issuance of equity, equity-related or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of the common stock and those stockholders may experience additional dilution. We expect to require substantial working capital to fund the business. Since inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. Management currently anticipates that the private financing done to date, together with expected revenues, will be sufficient to meet anticipated needs for working capital and capital expenditures through at least the next 12 months. After that, we may need to raise additional funds.

The market price for our common stock is likely to be highly volatile and
-------------------------------------------------------------------------
subject to wide fluctuations.
-----------------------------

As a result of this volatility some or all of the following can occur: actual or anticipated variations in the quarterly operating results; announcements of technological innovations or new services by us or our competitors; changes in financial estimates by securities analysts; conditions or trends in the Internet and/or online commerce or gaming industries; changes in the economic performance and/or market valuations of other Internet, online gaming companies; announcements by management or competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments; additions or departures of key personnel; release of lock-up or other transfer restrictions on the outstanding shares of common stock or sales of additional shares of common stock; and potential litigation.

In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our common stock.

In the past, following periods of volatility in the market price of their stock,
--------------------------------------------------------------------------------
many companies have been the subject of securities class action litigation.
---------------------------------------------------------------------------

If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would cause the stock price to fall.


FORWARD LOOKING STATEMENTS
--------------------------

Net-Force Systems Inc. (the "Company" or "Net-Force") cautions readers that certain important factors (including without limitation those set forth in this Form F-1) may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be deemed to have been made in this Form F-1 registration statement, or that are otherwise made by or on behalf of the Company. For this purpose, any statements contained in the registration statement that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may", "expect", believe", "anticipate", "intend", "could", "estimate" or "continue" or the negative or other variations of comparable terminology, are intended to identify forward-looking statements.


USE OF PROCEEDS
---------------

We will not be receiving any proceeds from this offering as the shares are being registered for resale by the selling shareholders.




--------------------------------------------------------------------------------
Registration Statement                                               Page 7

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


DETERMINATION OF OFFERING PRICE
-------------------------------

The offering price of the 17,066,033 common shares being offered by the selling shareholders has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of the common shares is not based on past earnings, nor is the price of the common shares indicative of current market value for the assets owned by us.


CAPITALIZATION
--------------

The following table sets forth our capitalization as of April 30, 2002 on an actual basis:

This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                              April 30
                                                                2002
                                                                ----
Shareholders' equity (deficiency):
Common shares; 100,000,000 shares of
$0.001 par value authorized with
contributed surplus;

Shares issued and outstanding:

     Actual       (17,066,033)                               $ 1,162,103

Accumulated deficit                                          $(1,062,662)
                                                             -----------

Total shareholders Equity                                         99,441
                                                             -----------


DILUTION
--------

There will be no dilution as this offering is registering for sale shares owned by existing shareholders only.


SELLING SECURITY HOLDERS
------------------------

The following table sets forth the number of shares, which may be offered for sale from time to time by the selling security holder. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holder.








--------------------------------------------------------------------------------
Registration Statement                                               Page 8

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


                                      Amount of                         Shares of Common Stock   Amount of Beneficial Ownership
                                      Beneficial Ownership             Being Sold Pursuant to      Beneficial Ownership After
                                      Prior to this Offering (1)         this Prospectus (2)       this Offering
Name of Beneficial Owner              Number         Percent             Number                    Number        Percent
------------------------              ------         -------             ------                    ------        -------

Geneva Overseas Holdings Ltd.         6,544,830       38.35%            6,544,830                   0               0%

IFG Investments Services Inc.         6,027,870       35.32%            6,027,870                   0               0%

Low Tide Investments Inc.               533,333        3.13%              533,333                   0               0%

Atkins Financial Ltd.                   500,000        2.93%              500,000                   0               0%

Loire International Limited             500,000        2.93%              500,000                   0               0%

Multi Asian Venture Ltd.                500,000        2.93%              500,000                   0               0%
JPKT Metro Investment
Corporation                             500,000        2.93%              500,000                   0               0%

Shanghai Ltd.                           500,000        2.93%              500,000                   0               0%

Solinvest Group Ltd.                    500,000        2.93%              500,000                   0               0%
CDM Caribbean Digital
Management Inc.                         400,000        2.34%              400,000                   0               0%

Trevor L. Bowering                      200,000        1.17%              200,000                   0               0%

Sable Holdings Ltd.                     100,000        0.59%              100,000                   0               0%

Derek C. Ferguson                        50,000            *               50,000                   0               0%

Dwight Lewis                             50,000            *               50,000                   0               0%

Larry Chudak                             20,000            *               20,000                   0               0%

David Gates                              20,000            *               20,000                   0               0%
Donald C. Jones                           5,000            *                5,000                   0               0%
Easter Lily A. Dalmacio                   5,000            *                5,000                   0               0%
Anthony C. Gibson                         5,000            *                5,000                   0               0%
Ronald Darvin Jones                       5,000            *                5,000                   0               0%
Tammy L. Jones                            5,000            *                5,000                   0               0%
Earl Jones                                5,000            *                5,000                   0               0%
Sean T. Burns                             5,000            *                5,000                   0               0%
Shawn W. Erickson                         5,000            *                5,000                   0               0%
Eddy Damien Granados                      5,000            *                5,000                   0               0%
Gyneth McAllister                         5,000            *                5,000                   0               0%
Mark M. Piazza                            5,000            *                5,000                   0               0%
John David Sorlie                         5,000            *                5,000                   0               0%
Lawrence R. Busha                         5,000            *                5,000                   0               0%
Jon Canale                                5,000            *                5,000                   0               0%
Kenneth M. Gerspatch                      5,000            *                5,000                   0               0%
Traci Fornoff                             5,000            *                5,000                   0               0%
Saverio J. Barbera                        5,000            *                5,000                   0               0%
Ron Dillard                               5,000            *                5,000                   0               0%
David M. Filburn                          5,000            *                5,000                   0               0%
Donald Heitz                              5,000            *                5,000                   0               0%
Randy Baldwin                             5,000            *                5,000                   0               0%




--------------------------------------------------------------------------------
Registration Statement                                               Page 9

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\



Joseph A. Angelini                        5,000            *                5,000                   0                0%
Donald Wayne Kipp                         5,000            *                5,000                   0                0%
Michael James Steele                      5,000            *                5,000                   0                0%
                                     ==========         ====
Total shares outstanding:            17,066,033         100%
                                     ----------         ----

*Less than 1 %


PLAN OF DISTRIBUTION OF SHARES BY SELLING SECURITY HOLDER.
----------------------------------------------------------

The selling security holder may sell our common shares in the over-the-counter market, or on any securities exchange on which our common shares are or become listed or traded, in negotiated transactions or otherwise. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o Purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     o Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o    Privately negotiated transactions.

Brokers and dealers engaged by the selling security holder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling security holder (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in the amounts to be negotiated. Broker-dealers may agree with the selling security holder to sell a specified number of such shares and, to the extent such broker-dealer is unable to do so acting as agent for the selling security holder, to purchase as principal any unsold shares. The selling security holder and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holder and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

There can be no assurance that the selling security holder will sell any or all of the shares.

None of our officers, directors, or other "associated persons" are participating in the offer or sale of our securities, except to the extent permitted by Exchange Act Rule 3a4-1. Moreover, we will not represent to any person, and we have informed the selling security holder that it must not represent to any person, that the registered shares are being offered on an "all-or-none" basis or being offered or sold on any other basis whereby all or part of the consideration paid for any such security will be refunded to the purchaser if all or some of the securities are not sold.

Expenses of the Offering:
-------------------------

Printing and Engraving Costs                         $5,000 estimated
Registration Fee to SEC                              $  451
Delivery and Postage Charges                         $  500 estimated
Edgar - DTCFP                                        $3,000 estimated
Federal Taxes                                        n/a
Trustees                                             n/a
State Taxes and Fees                                 n/a
Transfer Agent Fees                                  n/a
Legal Fees                                           $5,000 estimated
Accounting Fees                                      $5,000 estimated


--------------------------------------------------------------------------------
Registration Statement                                               Page 10

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


DESCRIPTION OF SECURITIES TO BE REGISTERED
------------------------------------------

The securities to be registered pursuant to this F-1 are all of the outstanding common stock of Net-Force Systems Inc. Holders of the common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, except that in the election of Directors, each shareholder of common stock shall have as many votes for each share held by him or her as there are directors to be elected and for whose election the shareholder has a right to vote. There are no preemptive rights associated with the securities and no cumulative voting is authorized by the Articles of Incorporation or the By-Laws. The total amount of shares authorized by the Company's Articles of Incorporation is 150,000,000 being 100,000,000 common shares having a $0.001 par value per share and 50,000,000 preferred shares having a $0.001 par value per share. There has been no issuance of any Preferred stock. Dividend, voting, conversion rights, liquidation rights and other rights of the preferred stock, if any, will be established by the Board of Directors upon issuance.

The Company has never declared or paid cash dividends on the common stock of the Company. Management intends to retain all available funds and any future earnings for use in the operation and expansion of the business and does not anticipate paying any cash dividends in the foreseeable future.

TAXES AND TREATIES
------------------

There are no stamp duties, income taxes, withholding taxes, registrations taxes, or other duties or taxes or similar charges imposed in connection with the issuance or registered ownership of shares in the company. The holder of shares in the company with respect to their ownership of the shares is exempt from taxes in Antigua. There is no reciprocal tax treaty between Antigua and the United States of America. Please review the tax discussion regarding Antigua and the Unites States of America contained at pages 29 - 31.

LIMITATION ON HOLDING SHARES BY NONRESIDENT OR FOREIGN OWNERS
-------------------------------------------------------------

There is no limitation on nonresidents or foreign owners to hold or vote the common shares.

INTEREST OF NAMED EXPERTS AND COUNSEL
-------------------------------------

No "expert", as that term is defined pursuant to Regulation Section 229.509(a) of Regulation S-K, or our "counsel", as that term is defined pursuant to Regulation Section 229.509(b) of Regulation S-K, was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.


SELECTED CONSOLIDATED FINANCIAL DATA
------------------------------------

You should read the selected consolidated financial data set forth below in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The selected consolidated financial data are derived from our consolidated financial statements that have been audited by HJ & Associates, LLC, independent auditors, and are included elsewhere in this prospectus.







--------------------------------------------------------------------------------
Registration Statement                                               Page 11

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


                             NET-FORCE SYSTEMS, INC.
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                                For the Years Ended April 30,
                                                    ------------------------------------------------------
                                                          2002               2001               2000
                                                    ----------------   ----------------   ----------------

STATEMENT OF OPERATIONS:
------------------------
Sales.........................................      $      519,237     $      318,490     $        1,399
Cost of sales.................................             282,020            217,769              1,477
General & Administrative expenses.............             275,896            489,278            349,175
Depreciation and amortization expense.........             101,873             18,241              6,428
Total expenses................................             377,769            507,519            355,603
Loss from operations..........................            (140,552)          (406,798)          (355,681)
Interest income...............................                 198              1,013              3,635
Interest (expense)............................             (34,141)           (80,259)           (55,690)
Net Loss......................................            (174,206)          (484,597)          (397,366)

BALANCE SHEET DATA (AT PERIOD END):
-----------------------------------
Cash..........................................              68,462             33,292            131,269
Total assets..................................             236,254            269,194            221,512
Total liabilities.............................             136,813            952,150            589,871
Total stockholders' equity (deficit)..........              99,441           (682,956)          (368,359)

STATEMENT OF CASH FLOW DATA:
----------------------------
Net cash used by operating activities.........             (58,048)          (494,797)          (349,919)
Net cash used by investing activities.........                (282)            (1,777)           (47,319)
Net cash provided by financing activities.....              93,500            398,597            495,000
Net increase (decrease) in cash...............      $       35,170     $      (97,977)    $       97,762



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
--------------------------------------------------------------------------
OPERATIONS
----------

The following discussion should be read in conjunction with our consolidated financial statements and the related notes appearing at Schedule "A" in this prospectus.

PLAN OF OPERATIONS
------------------

Revenues and Financing
----------------------

Our principal source of revenue is generated from our operating subsidiary, Netforce Entertainment, Inc. Netforce Entertainment Inc. is a gaming company, which oversees Internet wagering websites. It is anticipated that the Internet will continue to become more accessible and that the market opportunities for us


--------------------------------------------------------------------------------
Registration Statement                                               Page 12

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


will continue to expand. This tremendous growth will also attract many potential new competitors. In order to maintain revenue growth, we intend to expand the content and to improve the services on the Internet websites on a global basis, as well as researching and developing other projects that will utilize our existing facilities and expertise.

Revenue Generation Process. Revenues for the Company are generated each time a customer makes a wager on the website. Net monthly revenues are calculated as the total dollar amount wagered by customers in the virtual casino and/or the sportsbook wagering website less winnings by customers in the virtual casino and/or sportsbook wagering website for a given calendar month. The software royalty fee and transaction processing fees are included in the cost of sales. Transaction processing fees consist of credit card discount fees of 5.50 % per deposit, $1.60 per transaction, $5.00 fee for each check processed, and a $25.00 fee to process each credit card chargeback. As well, deposit bonus credits used to encourage customer deposits are also included in cost of sales. See Exhibit 10.1, Software License Agreement, Section 2.3 Financial Transactions, and Schedule A.

Netforce Entertainment Inc. does not directly process player deposits and winnings. Electronic Financial Services Caribbean, Inc., the transaction processing subsidiary of World Gaming, is under contract to Netforce Entertainment to process all deposits and credits on behalf of the Company's gaming websites. Daily online activity reports of all financial transactions are produced by Electronic Financial Services Caribbean, Inc. These reports include an account summary and an exposure report. The account summary details dollar amounts deposited and withdrawn for each individual customer account for the date queried. The exposure report provides an actual detailed breakdown of the total dollar amounts wagered (i.e., total bets) and total winnings (i.e., payouts to winners of successful wagers) by each specific casino game played and by each sports wagering type and event. The net amount (i.e., wagers less payouts) is recognized as revenue. Electronic Financial Service Caribbean, Inc. produces a monthly summary report of total net monthly revenue (i.e., total dollar amount wagered less winnings) less transaction processing fees less calculated software licensing fees (i.e., a percentage of net revenues calculated according to the terms of the Software Licensing Agreement attached hereto as an Exhibit).

We have been funded to date through debt financing from private arm's length lenders. The Company has secured approximately $495,000 US through debt financing. The sum was received by us pursuant to a note payable dated July 13, 1999 payable to Mountain High Management Inc. The loan was unsecured, with interest at the rate of 15% per annum and was due on July 29, 2001. The Company received the sum on or about July 13, 1999.

On June 1, 2000, pursuant to Regulation S, the Board authorized the issuance of 2,500,000 Units comprised of one (1) $0.001 par value common stock and one (1) warrant that allows the holder to purchase one (1) share of the Company's $0.001 par value common stock at an exercise price of $2.00 per share, to be exercised no later than December 31, 2002 after which the warrants would become null and void. Each Unit was offered at the price of $0.10. This offering was sold out on or about June 30, 2000.

Subsequent to the due date of July 13, 2001, the promissory note was acquired from Mountain High Management Inc. by IFG Investments Inc. On September 15, 2001, Netforce Systems Inc. entered into an agreement with IFG Investments Inc. to convert the total principal and accrued interest on the note to equity at a value of $0.10 per share for a total of 6,027,870 shares issued. Related-party unsecured shareholder loans with an interest rate of 8.0% made by Geneva Overseas Holdings Ltd. totaled $208,121 as at September 15, 2001. Geneva Overseas Holdings Ltd. is controlled by the President of Net-Force Systems Inc., Terry G. Bowering. On September 15, 2001, Net-Force Systems Inc. entered into an agreement with Geneva Overseas Holdings Ltd. to convert the principal plus accrued interest of $214,483 of the loan to equity at a share value of $0.10 per share for a total of 2,144,830 shares issued. On November 20, 2000, Net-Force Systems Inc. issued a promissory note for $50,000 with interest rate of 8.0% to Low Tide Investments Inc. On September 15, 2001, Net-Force Systems Inc. converted the loan payable plus accrued interest to Low Tide Investments Inc. to equity at a value of $0.10 per share for a total of 533,333 shares issued. (See Financial Statements, Note 5 - Material Events).

Management believes that the reduction of this total debt burden combined with existing cash resources and ongoing revenues from operations will enable the Company to meet its financial obligations for the next 12 months. No assurance


--------------------------------------------------------------------------------
Registration Statement                                               Page 13

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


can be given that revenues from gaming activities and/or proposed secondary revenues will enable us to meet our financial obligations. As such, we may solicit and arrange for additional debt financing from private arm's length lenders in the event existing financing and revenues do not meet our financial obligations. In addition, we may consider raising additional equity financing through the sale of common stock of the Company through private placements to sophisticated investors. The combination of existing financing, expected revenues from operations and additional debt and/or equity financing is intended to provide us with sufficient operating capital for a period of approximately two years.

Historical Expenditures. Historical expenditures up to the period ending April 30, 2002 have consisted primarily of monthly expenditures for such costs as office overhead, office rent, utilities, marketing expenditures, wages, ongoing web-site design and maintenance, and accounting services. The period consisted of comparatively less expenditures on organizational/set-up costs such as office leasehold improvements, security deposits for rent, utilities, and licenses, financing costs, and legal services.

Payments to be made to World Gaming for the gaming software are comprised of the following 2 components:

     1.   Payment for the software: a one-time US$100,000 fee for the set-up and
          ---------------------------------------------------
          configuration. This fee includes all future versions and upgrades of the software at no additional cost.

Actual payments made by Netforce Systems Inc. to Softec Systems to date consist of a deposit of US$ 10,000.00 upon the signing of the software agreement. This payment was the first installment of the total US$100,000.00 one-time software set-up and configuration fee. The balance of payments as detailed in the software agreement called for the balance of US$90,000 to be paid in monthly installments @ US$10,000 until fully paid. The payment schedule for the software commenced on the date of `live' operations, the design and testing of the gaming website is complete and the first wager. That date was April 7th, 2000.

     2.   Ongoing royalty payments to World Gaming consisting of a percentage of
          ----------------------------------------
          the net revenue generated on a monthly basis. As detailed in the software agreement, these payments will begin upon commencement of live operations of the gaming website. The schedule of royalty payments payable to World Gaming as detailed in Schedule "A" of the software agreement is as follows:

          *Net Monthly Revenue (US$)                   Royalty Fee Payable
          --------------------------                   -------------------
          0 to < or = $500,000                                  25%
          $500,000 to < = $1,000,000                            20%
          $1,000,000 to < = $5,000,000                          15%
          $5,000,000 < = $10,000,000                            12.5%
          $10,000,000 plus                                      10%

          *Net Monthly Revenue is calculated as the total dollar amount wagered in the virtual casino and/or the sportsbook wagering site LESS winnings in the virtual casino and/or sportsbook wagering site LESS transaction processing fees, for a given calendar month.

     3.   Payment Processing Agreement: Section 2.3.1 of the software agreement
          ----------------------------
          states: "Softec shall provide a transaction processing system that will allow the licensee's customers to deposit funds for use of the Games (the "Transaction Processing System").". Deposits are made electronically by Visa or Mastercard credit cards and by other methods such as bank wire transfer and bank draft. This transaction processing system is provided by Electronic Financial Services Caribbean Inc., wholly owned subsidiary of World Gaming. Electronic Financial Service Caribbean, Inc. will also facilitate payouts of winnings for the licensee by processing credits to credit cards and by bank draft.

As stated, actual cost to the company for payment processing include transaction fees of 5.50 % and a flat fee of US$1.60 per transaction. As well, there is a monthly 10% rolling reserve held which is rolled back to the licensee after 180


--------------------------------------------------------------------------------
Registration Statement                                               Page 14

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


days. This deposit reserve is required to offset any credit card chargebacks that may occur. Finally, there is a US$5.00 charge for each bank draft that is processed for payouts of winnings.

The only significant trends in expenditures in this industry of note, relate to marketing expenditures and its direct relationship with net revenues generated. Marketing expenditures are a variable cost, so it is anticipated that as these expenditures are increased revenues will respond as a direct result, further enhancing the company's liquidity. It is important to note that the revenues generated are entirely of a cash nature as no credit is extended to customers. Therefore since there are no customer receivables generated of a material nature, there is no need to establish an allowance for doubtful accounts. Any accounts receivable carried on the balance sheet consists of monthly net revenues payable by Electronic Financial Services Caribbean Inc. and World Gaming Plc. Typically net revenue is due and payable at month-end but not actually paid until the 15th of the following month. As was stated in the previous paragraph, EFS Caribbean Inc., the credit card transaction processor, maintains a 10% rolling reserve hold on credit card deposits on behalf of the company. These reserved funds are released after a 180-day period on a monthly rolling basis. EFS had increased the rolling reserve to 10% of deposits from 5% to allow for a slightly increased level of credit card chargebacks industry-wide.

For the twelve-month period ended April 30, 2002, Net-Force Systems Inc. recorded sales of $519,237, an increase of 63% as compared to sales of $318,490 for the previous fiscal period ended April 30, 2001. Gross margin for the period was 46% versus 32% for the previous period due to the reduction in cost of sales as a percentage of total sales combined with an increase in overall sales. A reduction in aggressive customer promotion bonuses as well as a reduction in realized credit card chargebacks contributed to this result.

General and Administrative expenses were for 2002 were $275,896 versus $489,278 in 2001, a decrease of 44% year over year. Due to the reorganization and elimination of long- term debt and total liabilities on the balance sheet during the period, interest expense on notes payable decreased from $80,259 in 2001 to $34,141 for 2002, a 57% decrease. Based on this long-term debt restructure that took place on September 15, 2001, we expect that interest expense going forward into fiscal period 2003 will be minimal. The total annual net loss for the period was ($174,206) versus a total net loss of ($484,597) in period ended April 30, 2001, representing a decrease (improvement) of 64%.

The above improvements in operating performance are a direct result of our efforts to substantially reduce overhead expenses such as wages and salaries, legal expenses, general office overhead, as well as realizing an overall reduction of one-time expenses and initial setup costs realized during the fiscal period ended April 30, 2001.

We are concentrating on employing more cost-effective methods of generating revenue. We continue to develop our affiliate base and rely on this network to drive traffic and new customer signups. We are also increasingly focused on customer retention strategies such as weekly internal customer promos, weekly newsletters providing each week's schedule of sporting events, industry and sports news, sports scores, and general updates regarding site changes and soliciting customer feedback to maintain interest and generate customer referrals.

Our gross margin tends to fluctuate from period to period. There are two primary factors that influence our cost of sales, which in turn affects the gross margin from period to period. First, we use deposit bonus credits in promotions in order to generate new member signups and to encourage customer deposits. Bonus credits given are typically 10% to 20% of the customer's deposit and will vary from period to period depending on the promotion and season of the year. Higher deposit bonus credits result in a higher cost of sales. Second, the credit card charge back rate varies from period to period which can adversely affect the gross margin. As a result of more efficient fraud controls undertaken by the transaction processor, Electronic Financial Services Caribbean Inc., the most recent financial quarters showed a much lower rate of credit card chargebacks than the first two quarters of the fiscal year 2002. We fully expect this trend to continue into the fiscal period 2003.




--------------------------------------------------------------------------------
Registration Statement                                               Page 15

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


Operations for the Next Twelve Months
-------------------------------------

Our primary on-line wagering website, www.aogaming.com, went live on the
                                      ----------------
Internet on April 7th, 2000. Since that time, the Web site has gone through several changes, re-designs, and upgrades as management had deemed necessary as a result of evolving customer needs and competitive influences. We intend to hire additional product, marketing, website and graphic design personnel over the next twelve months as is deemed necessary by management. From player data obtained from the websites during the first twelve to fifteen months of operations, we plan to make adjustments to the operations as is deemed necessary by management.

The tighter controls on administrative expenses cited in A. Revenues and Financing above, will positively affect future operations by allowing us to re-invest the additional cashflow into advertising and marketing strategies to further drive growth and ultimately, profitability. We now have an established and growing database of "play for real" customers generating growing monthly revenues from operations during the seasonal peak periods which are typically during the months of September through to April. Considering current revenues now generated from operations and reduced overhead, combined with additional capital resources cited above, we believe that we will remain viable over the next twelve-month period.

To further enhance revenues, we will continue to shift our focus to sub-licensing casino and sports wagering software to third-party operators. Netforce Entertainment Inc. will market turn-key Internet Casino and gaming systems to potential sub-licensees. This complete system will include a custom-designed themed graphic user interface and gaming web-site, electronic financial transaction processing and accounting systems, customer service support, marketing consultation, and offshore administrative services. In exchange for this package, Netforce Entertainment Inc. will contract with each sub-licensee for an up-front fee ranging from US$10,000 to US$25,000 combined with a royalty percentage of the ongoing revenue stream generated by each web-site. Netforce Entertainment Inc. also anticipates that within the next twelve months, software provider World Gaming Plc. will release its gaming software upgrades and additional gaming products such as pari-mutuel horse racing wagering and enhanced casino game play. These factors will contribute to further growth in our customer base and our revenue stream.

Balance Sheet Data
------------------

                                   At April 30, 2002    At April 30,2001    April 30, 2000
                                   -----------------    ----------------    --------------

Total Assets                            236,254              269,194            221,512
Shareholders' Equity (deficit)           99,441             (682,956)          (368,359)

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

As at April 30, 2002, available unrestricted cash on hand plus net accounts receivable due in less than 30 days amounted to $84,085 versus $43,097 for April 30, 2001, an increase of 95%. Current assets less player deposits as at April 30, 2002 were $166,371 and current liabilities less players deposits were $89,811. Funding for the next year will be derived from current cash resources and expected revenues from ongoing operations. However, to fuel the growth of the company through the funding of marketing expenditures, we may seek further funding in the form of a promissory note combined with the issuance of additional stock from our treasury. The company anticipates revenues from operations will provide sufficient cash flow to supplement existing current cash resources to allow the company to adequately cover all overhead expenses over the balance of the calendar year 2003. Because of the very nature of the Internet, our company operates and delivers its service with relatively low fixed overhead costs. The material variable cost factor is marketing expenditures, which in turn drives revenues.


--------------------------------------------------------------------------------
Registration Statement                                               Page 16

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


During the fiscal period-ended April 30, 2002, an agreement was reached whereby the promissory note issued by Netforce Systems, Inc. to Mountain High Management, Inc. on July 15, 1999 was swapped for equity. IFG Investments, Inc. reached an agreement with Mountain High Management, Inc. to purchase the note at a discount. IFG then approached Netforce Systems, Inc. with a proposal to convert the note to equity. On September 15, 2001, under an agreement between the company and IFG Investments, Inc., the principal plus accrued interest on the note was converted to equity at a value of $0.10 per share. Also on September 15, 2001, Net-Force Systems Inc. entered into an agreement with Geneva Overseas Holdings Ltd. to convert the principal and accrued interest of its related party shareholder loan to equity at a share value of $0.10 per share. In addition, on September 15, 2001, Net-Force Systems Inc. converted a loan payable to Low Tide Investments Inc. to equity at a value of $0.10 per share. Management believes that these transactions substantially increases our liquidity and reduces the financial risk for our company by effectively eliminating the long-term debt on our balance sheet. (See Financial Statements, note 5-Material Events). As a result of the debt restructure and equity issuances during the period, total liabilities as at April 30, 2002 were $136,813 versus $952,150 as at April 30, 2001. Current liabilities less player deposits as at April 30, 2002 were $89,811 versus $699,726 as at April 30, 2001, a decrease of approximately 87%. Total stockholders Equity was $99,441 as at April 30, 2002, versus a deficit of ($682,956) as at April 30, 2001.

Initially, the software license fee agreement booked on the balance sheet as a current payable, (net payable = $90,000), was payable in monthly installments of US$10,000 per month until the balance of $100,000 was fully paid. The first payment of the balance was to commence 90 days from the date of commencement of live operations. We negotiated an agreement to have the balance of payments waived as compensation for the failure of its software provider (Starnet Systems International), to deliver on promised software upgrades and support services.

As of April 7, 2000, Netforce Entertainment, Inc. launched its primary online gaming site Antigua Online Gaming at www.aogaming.com. The gaming website has
                                     ----------------
grown steadily from that date. However, to continue to grow our gaming websites' customer traffic, member base, and revenues, we will need to increase our investment in marketing expenditures. We may therefore find it necessary to raise additional funds as is deemed necessary by management through private placements of stock issued out of our treasury to individuals or corporations who have expressed interest in obtaining stock in the Company. During the fiscal period 2002 we made no major capital expenditures and we have no immediate need to make any major capital expenditures for the upcoming fiscal year 2003.

MATERIAL COMMITMENTS FOR CAPITAL EXPENDITURES
---------------------------------------------

Material commitments for capital expenditures as of the end of the latest interim period consisted of computer hardware and office furniture and equipment (desks and chairs), and office leasehold improvements. The office and computer hardware specifically included personal computers, printers, fax machines, and backup power supply units, which maintain operation of the electronic office equipment during short power outages.

The purpose of these capital expenditure commitments was to establish a corporate and administrative office for the company. From this office, the company conducts web-site design, marketing, customer service support services for the company's websites. The company also manages corporate communications and investor relations from this office. The company maintains access to the Internet, which requires personal computers, communications hardware and software, and backup power supply units. All of the above commitments were settled in full payment from cash resources made available from the initial share issuances and from the proceeds from the promissory note. The details of the note are provided in the financial statements and in the body of the registration statement.

As stated, the major capital expenditure for software was US$100,000 payable to Starnet Systems International (formerly Softec Systems). An initial payment of US$10,000.00 was paid upon execution of the agreement leaving a balance of US$90,000.00 payable upon completion of the configuration/design of the software


--------------------------------------------------------------------------------
Registration Statement                                               Page 17

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


and commencement of live operations. The balance was negotiated to zero as a result of a compensation agreement with Starnet Systems International.

MATERIAL COMMITMENTS FOR RESOURCES
----------------------------------

As already stated, the only material commitment of resources anticipated over the next year will be marketing expenditures. Being a variable cost, marketing and advertising expenses are controlled by management. There will be no additional material capital expenditures necessary over the next year.

Given that the product delivery process utilizes the Internet, overhead expenses are kept at a minimal level, as an increase in customer base and revenues does not necessarily require incremental investment in personnel or equipment. The customer service function and transaction processing system; as well as web-hosting costs are absorbed by World Gaming as outlined in the software agreement. After the one-time set-up fee is accounted for, the cost of the software to the company on an ongoing basis is a variable cost (percentage of monthly net revenues).

Any material commitments of resources and normal monthly operating expenses over the next year will be funded from a combination of existing cash resources, cash flow generated from anticipated proceeds from an additional financing. This additional financing, if necessary, may consist of a combination of equity financing and issuing a promissory note with a possible convertible equity component attached.

IMPACT OF INFLATION
-------------------

The Company believes that inflation will not materially affect its business.

YEAR 2000 RISKS AND COMPLIANCE
------------------------------

The Year 2000 issue did not in any way adversely affect us. We experienced no negative affects in the three of the potential areas of its computer systems that it identified as potential for risk; its internal systems, its third-party providers of computer systems, and the general infrastructure of the Internet.


BUSINESS
--------

BUSINESS DEVELOPMENT
--------------------

Net-Force Systems Inc.
----------------------

Net-Force Systems Inc. was incorporated in March 1999 under the laws of Antigua and Barbuda as Net-Force Systems Inc. Our corporate website can be viewed on the World Wide Web at www.netforcesystems.com. We currently sub-license online
                  -----------------------
gaming software and provide marketing and support services for Internet gaming website operators, through our wholly owned subsidiary, Netforce Entertainment Inc. Netforce Entertainment licenses Internet gaming software that offers a variety of casino-style gaming options as well as an on-line sports wagering service, utilizing the rapidly expanding medium known as the Internet. Netforce Entertainment Inc. acts as the operating company for all business activities relating to the online gaming operations.

Netforce Entertainment Inc. has entered into a non-exclusive software agreement to license proprietary Internet casino software and systems from World Gaming Plc., a publicly traded corporation domiciled in the United Kingdom and formerly know as Starnet Systems, Inc. Included in this software agreement is a contract between Netforce Entertainment Inc. and EFS Caribbean Inc., a secure online financial transaction processor, to collect and process revenues generated from


--------------------------------------------------------------------------------
Registration Statement                                               Page 18

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


our Internet gaming websites. The agreement with EFS Caribbean Inc. includes the payment processing fees, terms, and conditions (see Exhibit 10.1). Any reference to the term `master agreement' or `master license' should be defined as having a direct software license agreement with a software provider (World Gaming). A sub-license agreement is defined as being an agreement whereby Netforce Entertainment Inc. acts as licensor of a software provider's (World Gaming) software to a third-party operator in exchange for an up-front fee plus a negotiated a revenue sharing agreement. Typically, there are web-site design and development costs incurred for initial set up and custom-designing a prospective sub-licensee's casino website. The commission paid to a sub-licensee starts at 50% of net revenue and moves up incrementally as volume increases. There are currently no sub-licence agreements in place at this time. A marketing agreement (also known as "Partners" or "Affiliates" or "Resellers") is defined as an agreement between Netforce Entertainment Inc. and either a webmaster with an Internet site that has established customer traffic of their own or another casino site linked to our primary casino site as a partner. There is no up-front fee charge for a partner. A monthly commission starting at 25% of the net revenues is paid to these as compensation for sending playing customers to our sites. Special online tracking software provided by World Gaming accounts for an affiliate's customer activity and calculates net revenue upon which the commission is based. We currently have approximately 200 registered partners with marketing agreements in place. Agreements are consummated online by accepting the `terms and conditions' prior to completing the online registration form. We oversee a number of Internet gaming websites under marketing agreements and we have implemented a substantial marketing program with initial advice from World Gaming. Headquartered in Antigua, EFS Caribbean, Inc. is a wholly owned offshore subsidiary of World Gaming Plc. We intend to engage in additional software agreements with other online gaming software providers with the objective of offering a wide variety of online gaming and wagering products and services thus reducing our reliance on any single technology provider and/or software platform.

The Company, including our subsidiaries, employs 6 full time persons on a contract as-needed basis. The individuals are either involved in developing and implementing a marketing strategy for us or are providing website maintenance and development and customer support.

Net-Force Systems Inc. Corporate History
----------------------------------------

In March 1999, we filed our Articles of Incorporation with the Director of International Business Corporations, Government of Antigua and Barbuda as Net-Force Systems Inc., in which, among other things, the Board of Directors was elected as follows: Terry G. Bowering and Douglas N. Bolen. The authorized capital of the Company consists of 100,000,000 Common Shares and 50,000,000 Preferred Shares. On March 15, 1999, the Directors, by way of Organizational Consent of the Directors of the Company, accepted the stock subscriptions and payment for the number of shares issued to the individuals referred to above at a price of $0.001 per share. In addition, the Directors appointed Terry G. Bowering to the office of President, CEO and Chairman of the Board, and Douglas
N. Bolen to the office of Secretary. On December 20, 1999, Mr. Dwight Lewis was appointed to the Board of Directors.

On March 15, 1999, we accepted subscription agreements from six entities to acquire securities of the Company pursuant to a Rule 504 offering under Regulation D. The Board authorized the Company to proceed with the sale of its shares pursuant to the subscriptions received for the sale of 3,000,000 Common Shares at a price of $0.01 per Common Share. Pacific Stock Transfer Company was appointed as the Transfer Agent of the Common Shares of the Company.

On July 15, 1999, we signed a software licensing agreement with Softec Systems Caribbean Inc., now known as World Gaming Plc., to launch and market a turnkey Internet Gaming website. On July 15, 1999, we issued a promissory note to Mountain High Management Inc. to borrow $495,000 at an interest rate of 15%. August 5, 1999 marked the date of incorporation of Netforce Entertainment Inc., wholly owned subsidiary of Net-Force Systems Inc., under the laws of Antigua and Barbuda. Netforce Entertainment Inc. acts as the operating subsidiary for the Internet Gaming web site operations.


--------------------------------------------------------------------------------
Registration Statement                                               Page 19

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


The Internet Gaming website www.aogaming.com was initially launched on April 7,
                            ----------------
2000.

On June 1, 2000, the Board of Directors resolved to authorize the redemption of the common stock, which was issued pursuant to Rule 504 on or about March 15, 1999 and the same was effected shortly thereafter. On the same date, pursuant to Regulation S, the Board authorized the issuance of 2,500,000 Units comprised of one (1) $0.001 par value common stock and one (1) warrant that allows the holder to purchase one (1) share of the Company's $0.001 par value common stock at an exercise price of $2.00 per share, to be exercised no later than December 31, 2002 after which the warrants would become null and void. Each Unit was offered at the price of $0.10. This offering was sold out on or about June 30, 2000.

On October 26, 2000, Douglas Bolen resigned as Director and secretary of the Company. On August 15, 2001, Mr. Trevor Bowering was appointed to the Board of Directors. On September 10, 2001, Mr. Derek Ferguson was appointed to the Board of Directors.

On September 15, 2001, all long-term debt and promissory notes including related party shareholder loan from Geneva Overseas Holdings Ltd. were converted to equity for a total of 8,705,993 shares issued at $0.10 per share. (See Financial Statements, Note 5 - Material Events).

On November 15, 2001, pursuant to a Rule 506 Offering, the Board authorized the Company to proceed with the sale of its shares pursuant to subscriptions received at a price of $0.10 per Common share. The Company accepted subscription agreements from U.S. residents from states including California, Arizona, and Florida. On January 29, 2002, the offering was closed and the Board resolved to authorize the issuance of 160,000 Common shares at $0.10 per share.

BUSINESS OF THE ISSUER
----------------------

Netforce Entertainment Inc. was incorporated on August 5, 1999 pursuant to the International Business Corporations Act of Antigua and Barbuda and is based in Antigua. Netforce Entertainment is a wholly owned subsidiary of the Company and acts as the operating entity for our online gaming operations.

Netforce Entertainment Inc. currently maintains an international gaming website called Antigua Online Gaming located on the World Wide Web at www.aogaming.com.
                                                              ----------------
Netforce Entertainment Inc. has entered into agreements with software vendors, including, World Gaming, Plc. for the rights to use its proprietary Internet gaming software, and with Electronic Financial Services Caribbean, Inc. for the use of its electronic financial conversion system in relation to the processing of credit cards. Electronic Financial Services Caribbean, Inc. is a wholly owned subsidiary of World Gaming, Plc. (see Exhibit 10.1). For specific terms and fees for payment processing under Electronic Financial Services Caribbean Inc., see
Exhibit 10.1.

World Gaming, Plc., a United Kingdom, publicly-traded corporation with operating subsidiaries in Antigua is in the business of licensing complete, customized Internet gaming systems to third-party offshore gaming license holders. World Gaming currently supports in excess of 20 such licensees operating worldwide and has endorsed Net-Force Entertainment as a master licensee. World Gaming provides customized software, website development and management on its network, custom database systems to manage player accounts, and technical support. Netforce Entertainment Inc., has entered into a software licensing agreement with World Gaming (See Exhibit 10.1) whereby World Gaming licenses certain Internet casino software to Netforce Entertainment Inc. and has developed the graphical front end of the gaming site in exchange for a one-time payment and an on-going percentage of the gross revenues from our website. (See Exhibit 10.1).

World Gaming hosts our offshore subsidiary's websites. World Gaming also provides and maintains all hardware necessary for the operation of the websites and provides a complete transaction processing system that allows players to


--------------------------------------------------------------------------------
Registration Statement                                               Page 20

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


deposit funds for use of the games. The hardware is maintained in World Gaming's offices and co-location facilities located in Antigua.

To ensure the security of funds transfers over the Internet, Netforce Entertainment, Inc. utilizes the services of Electronic Financial Services Caribbean, Inc. Electronic Financial Services Caribbean, Inc., also an Antigua corporation and wholly owned subsidiary of World Gaming, is in the business of securely converting electronic funds between financial institutions and other companies. Through alignments with major banks, Electronic Financial Service Caribbean processes conversions of worldwide currencies into "e-cash." Electronic Financial Service Caribbean utilizes World Gaming's proprietary STAR-MX encoding and processing technology to process tens of thousands of Internet credit card transactions per month.

The World Gaming software license agreement allows us to pursue our objective of establishing ourselves as one of the leading providers of Internet gaming and sports wagering services. Through our subsidiary, Netforce Entertainment, Inc. we currently offer via the Internet up to 25 casino-style gaming opportunities, including baccarat, Japanese Pachinko, Chinese Pai Gow Poker, Blackjack and Video Poker as well as a variety of live betting lines on all of the world's major sporting events. The initial term of the master license is one year, renewable indefinitely unless we give the licensor written notice of termination of the license at least 45 days prior to the end of any one-year period.

On August 5, 1999, Netforce Entertainment Inc. was approved for and received an official gaming license from the Antigua and Barbuda Free Trade and Processing Zone enabling us to legally conduct Virtual Casino and Sports Wagering operations. Antigua is a jurisdiction that has clearly defined Internet Gaming legislation in place that licenses and regulates Internet Gaming Operators. Antigua charges license holders an annual license fee to maintain the gaming license in good standing.

The International Press recognizes Antigua and Barbuda as the leader in the regulation of the Internet Gaming industry. At a time when the issue of regulation is being focused upon by the US media, a reputation of this kind is of great importance to the Company and most especially to the Internet gambler.

Antigua and Barbuda is an independent country that has deemed Internet Gaming to be a legitimate and legal business activity protected and supported under enacted legislation on that Caribbean island nation. Of vital importance, Cable and Wireless (West Indies) Telecommunications Company has established Antigua as a primary hub to facilitate the Internet Gaming industry for its regional network of submarine fiber-optic cables laid across the Atlantic and Caribbean enabling Antigua to offer diversified high quality Internet connections into North America.

Net-Force Entertainment Inc. is fully licensed and regulated by the Antigua and Barbuda Free Trade & Processing Zone under clearly defined legislation in that sovereign nation. Netforce Entertainment Inc. has the added distinction of having acquired the "preferential seal of approval" status from the Antigua and Barbuda Free Trade and Processing Zone. We display this seal on the Gaming websites with an associated link to the Antigua and Barbuda Free Trade & Processing Zone website so that consumers (players) will be able to contact the Antigua regulatory authorities with any concerns, complaints and/or inquiries. This distinction further signifies that we have consented to and successfully undergone intense scrutiny under the legislated due diligence requirements in Antigua. This mechanism provides the consumer (player) recourse to register any complaints with the Antigua regulatory body and instills credibility and confidence in the operator and the industry as a whole in that particular jurisdiction. Netforce Entertainment's primary casino and sportsbook gaming website is appropriately named Antigua Online Gaming, capitalizing on the recognized brand identity that Antigua has established as a result of becoming the hub of the Internet Gaming Industry. The websites' URLs can be found on the World Wide Web at www.aogaming.com, www.aocasino.com, and www.aosportsbook.com.
                  ----------------  ----------------      --------------------

Our policy for the gaming websites we oversee is to accept subscriptions only from persons over the age of 18 years and believed to reside in jurisdictions that are not explicitly known to expressly prohibit Internet gaming.


--------------------------------------------------------------------------------
Registration Statement                                               Page 21

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


To date, our activities have included the market analysis, website development, acquisition of a gaming license, obtaining the software license from World Gaming and developing the general infrastructure necessary to fulfill our business objectives. The development of our primary gaming website, www.aogaming.com, was initially completed and launched on April 7, 2000.
----------------

Through the software license acquired from World Gaming, we offer up to 25 virtual casino games and live sportsbook wagering on most of the world's major sporting events. We also intend to offer twenty-four hour live simulcast and/or pari-mutuel betting on horse and dog racing tracks in North America and abroad by the end of 2002. More specifically, pari-mutuel wagering involves a situation whereby individuals' combined real money wagers combine to form a `pool'. Individuals essentially wager against each other as opposed to the house. The house assumes no risk as it simply takes a small percentage of the betting pool as compensation for providing the service. The balance of the pooled wagers are paid out to the winner(s) accordingly. Included with the software license is the procurement of an initial Internet gaming license, concept development and design of the Web based casino(s), all odds-making rules and regulations, complete graphical user interface with sophisticated visual and sound effects to create a total gaming experience, real time wagering, complete secure electronic funds transfer, retention and analysis of all gaming data, including win/loss, game preferences and monitoring of player activities, administration and complete 24 hour per day, 7 days per week customer support services, ongoing customization of the websites, the monitoring of all funds flow, the hosting of server software, customization and server integration, the provision of credit card processing and other banking services, discussion, liaison and co-operation with testing agencies, regulatory boards, governing bodies and governments and marketing consulting.

BUSINESS AND MARKETING STRATEGIES
---------------------------------

We intend to capitalize on the evolving opportunities on the Internet by developing and marketing Internet casinos and sports wagering websites to small and medium sized third-party operators at a reduced initial investment. To capitalize on this lucrative opportunity, Netforce Entertainment Inc., a wholly owned subsidiary of Netforce Systems Inc., and based in Antigua West Indies, was established. Netforce Entertainment Inc.'s corporate mission is to deliver efficient and entertaining online gaming services to a global market of end user customers. Netforce Entertainment Inc. will provide online gaming software licensing through third-party marketing agreements. Netforce Entertainment Inc. will also provide marketing, support, and web-site design capabilities for online gaming operators. Netforce Entertainment Inc. will utilize the Internet to deliver these products in a cost-effective, efficient and profitable manner. Netforce Entertainment Inc. aims to accomplish its objectives by applying the following Business strategy:

     1. Netforce Entertainment Inc. will only enter into primary master software license agreements with the world's premiere online gaming software systems providers.

     2. To enhance the Company's reach on the Internet and to accelerate market penetration on the Internet, Netforce Entertainment Inc. will enter into agreements to market the gaming software technology to third party operators. Netforce Entertainment Inc. intends to establish a sales department solely responsible for marketing its turnkey Internet Casino and gaming systems packages to potential third-party sub-licensee operators. NE will target small to medium-sized operators and entrepreneurs and high-traffic web-site operators (`webmasters') that have experience in Internet commerce, hence increasing their odds of successfully adding to the company's customer base and income stream. This complete system will include a custom-designed themed graphic user interface and gaming Web-site, access to a legitimate Gaming License, transaction processing and accounting system, customer service support, marketing consultation, and offshore administrative services. In exchange for this package, Netforce Entertainment Inc. intends to receive an up-front fee and a percentage of ongoing revenues.



--------------------------------------------------------------------------------
Registration Statement                                               Page 22

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


     3. Accelerated growth through acquisition. The offshore online gaming industry is currently fragmented and made up of a number of predominantly smaller private companies offering a variety of gaming services to a growing global customer base. Expected future industry consolidation provides an opportunity for Netforce to execute a strategy of actively seeking acquisitions of these small to medium-size established Internet gaming websites and operations, and therefore continually adding to the company's database of active customers at an accelerated pace. Netforce Entertainment Inc. will seek to acquire operations that present an opportunity for value creation through enhanced marketing and operational initiatives and synergies. This will further enhance the value of the Company's portfolio of Internet properties.

     4. Offer superior 24/7 customer support services to all of the playing customers that fall under the umbrella of Netforce Entertainment Inc.'s web site operations. This is essential to maintain and grow the customer database and to differentiate the Company's product offering in the market place. Customer service support for the websites is provided by World Gaming through Electronic Financial Services Caribbean Inc. as a condition of the software agreement. Customer support representatives deliver 24-hour customer and technical support to deal with casino games problems, deposit and payment inquiries, system downtime problems, and general questions. Netforce Entertainment Inc. provides secondary customer support via e-mail dealing with marketing, special promotions, and customer retention programs. Customers cannot place wagers over the telephone with either of the above customer service options.

Our business strategy is designed to promote the Net-Force brands and strive for the industry leadership position by focusing on gaming, providing an innovative and easy to use concept, acquiring players on an efficient basis, maximizing player retention and expanding and leveraging our player base through multiple marketing channels and third-party operators. We believe that this strategy enables us to reduce reliance on any one source of players, maximize brand awareness and lower average player acquisition costs. By combining expertise in marketing, sophisticated computer software systems and a focus on excellent customer service, we believe that we will be able to deliver an entertaining online gaming experience for players. With our mandate of providing a gaming experience with unmatched options and technology allowing for three-dimensional displays and a wide gaming selection, Management believes players will be provided with a product unparalleled in the marketplace. Management believes that the Internet is a well-suited medium for the provision of entertainment products and services, especially those related to user-friendly, innovative casino-style games and sports wagering services.

We note that the auditor's opinion contains a going concern statement as of the April 30, 2002 year-end audit (see Independent Auditor's Report, of the Audited Financial Statements for April 30, 2002, also see note 5 to the financial statements of the financial statements). Since April 30, 2002, we have taken and will continue to take the necessary steps to ensure ongoing viability of the business. Specifically, we have reduced the total debt burden on the balance sheet. Long-term debt was reduced from $178,596 as at April 30, 2001 to zero as at April 30, 2002. For the same period, current assets have increased from $165,622to $166,371while at the same time current liabilities have decreased from $773,554 to $136,813. These significant changes in the balance sheet substantially reduce the financial risk for our company. In addition to reducing the debt burden, management has focused on growing the database of customers to enhance revenue growth as well as tightening controls on expenses. Revenues for the annual period ended April 30, 2002 have increased by 55%, as compared to the same period in the previous year while general and administrative expenses for the same period have decreased by 43%, as compared to the same period in the previous year. To fuel further growth, we also plan to raise additional capital through a private placement equity issuance near the end of the current fiscal year 2002 or by the first quarter of fiscal period 2003. However, there can be no assurance of this.

THE COMPANY'S SERVICES AND PRODUCTS
-----------------------------------

We have established websites, located on the Internet at www.aogaming.com,
                                                         ----------------
www.aocasino.com and www.aosportsbook.com, that offer a comprehensive
----------------     --------------------
interactive gaming service including a virtual casino and live online sportsbook wagering service. A pari-mutuel wagering service for horse and dog racing is in


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the planning stages and is anticipated to be added to the product line in late
2002. The websites are accessible to the general public, however only established customers or players are permitted to play the gaming opportunities offered for money. Established customers are defined as being customers who; have agreed to the online terms and conditions by affirming and submitting, have completed an online application (i.e. the "join" form) providing complete identity and address information, and have submitted via fax a photocopy copy of his/her credit card, signature, and identification to the customer service department of Electronic Financial Services Caribbean Inc. This procedure both verifies the identity of the customer and reduces risk of credit card fraud. Customers who wish to try the games for fun are not required to go through this procedure and are therefore not considered established customers.

Our websites are accessible by a minimum hardware configuration consisting of a 486 personal computer with Windows 95 or greater, with 16 Mega Bites RAM, 20 Mega Bites free hard disk space, a 14,400 modem and a direct PPP Internet connection. All games are provided in a Windows-based, menu driven format with "point and click" interactivity. Players who wish to conduct gaming operations at the websites are able to subscribe over the Internet by completing an application appearing on the websites. Part of the application process requires that the subscriber open an account and make a minimum deposit with the company of $20.

Our websites are designed to invite the players to sign up and apply for a casino and sports book wagering membership. After a player's membership application is received and reviewed by us, it is either accepted or rejected based on criterion including, but not limited to, age and geographic location of the player. Upon accessing our Websites, every new customer must review and accept our online terms and conditions agreement which states that only players over the age of 18 will be accepted and proof of age and identification will be required. Our policy is to accept subscriptions only from players over the age of 18 years and believed to reside in jurisdictions that are not known to expressly prohibit Internet gaming. To monitor this policy, the online financial transaction processor for our Websites, Electronic Financial Services Caribbean Inc., utilizes a staff of customer service personnel who are available 24 hours per day, 7 days per week, to administer a policy of requiring personal identification documents (via fax or e-mail scanned copy) from each new customer who deposits funds using a credit card. This typically includes a faxed photocopy of front and back of the credit card used for the account along with a copy of the signature, and a photocopy of both a driver's license and/or a utility bill, as proof of both identity and address. The customer service individual is also able to identify the customer's card-issuing bank to confirm or verify any customer credit card information. Upon acceptance, the approved player is allowed to download the gaming software over the Internet for installation on their personal computer. We then provide the player with a username and password through which the player is able to access the computer servers on which the software is hosted, over the Internet through their Internet service provider. This policy has proved to be adequate in identifying and verifying a prospective customer's true identity and address.

World Gaming's Internet gaming software currently allows for acceptance of account applications from all countries except Canada. It is our policy that in the event that we become aware that any country or jurisdiction by law expressly prohibits gaming activities over the Internet, we will block our services from being offered to such countries and/or jurisdictions. A list of countries from which we have accepted member subscriptions to date include Australia, France, Germany, United Kingdom, Italy, Greece, Spain, Mexico, Argentina, Switzerland, United States, Venezuela, The Netherlands, Singapore, Thailand, New Zealand, Brazil, Panama, Ukraine, Israel, China, India, Belgium, Austria, Sweden, Finland, and Turkey.

Our website allows the player to review all the terms, rules and conditions applicable to gaming and other uses at the websites. All gaming winnings and losses are debited and credited to the player's account on a real-time basis. All games are conducted pursuant to house rules and advantages that are published at the websites and which are at least favorable or more favorable than those used by the major casinos in Las Vegas, Nevada.

We completed the process of designing the interfaces between the players and the World Gaming software for Antigua Online Casino and Sportsbook by March 2000. We have beta tested the website for ease of use, clarity and accuracy prior to officially launching the same on April 7, 2000. The gaming opportunities offered at the website have been designed, in conjunction with World Gaming, to evoke


--------------------------------------------------------------------------------
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                        NETFORCE       \\//\\     SYSTEMS INC.
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sights and sounds similar to a Las Vegas style casino. Computer graphics present the "lobby" of the casino, and consist of several menu items that the player can choose to enter. We include in these menu choices the various gaming rooms, including black jack, baccarat, slot machines, roulette and video poker. In addition, the player has the option to use the sports betting option to place bets on sports events taking place around the world. The players use the Windows format of commands to carry out the gaming activities. The websites also include special effects such as three-dimensional displays, sounds of cards shuffling, coins falling from virtual machines and other generally familiar background casino sounds. In addition to English, we also intend to offer players the ability to engage in the proposed gaming activities in such languages as Spanish, German, Japanese and Chinese or in whatever languages and/or ethnic identities as Management deems practical in order to facilitate worldwide expansion of its player base.

We intend to conduct continuing development of our websites (and such additional websites as we deem appropriate with varying themes and languages) and the products offered thereat in accordance with our players' demonstrated preferences, demographics, and the evolution of new technologies. Our goal is to utilize the World Gaming software and such other software, which may be identified by us as useful in order to provide the players with gaming services, which is competitive, innovative and easy to use in the Internet gaming industry.

MARKETING
---------

We have implemented a comprehensive marketing program in conjunction with our software provider. We have customized various facets of the marketing program for specific cultures including prospective Asian, European, South African, South American and Indian players. World Gaming combines Internet broadcasting capabilities with a fully equipped multimedia production studio to create an advanced Internet production facility.

We believe that international markets will represent a significant portion of our revenues in the near future since many of the products and services intended to be offered are not currently available in these markets. Our websites are intended to contain translations of account registration forms and playing instructions and the proposed customer service representatives are intended to be fluent in all languages offered at the websites.

We have established our offices in St. John's, Antigua, British West Indies at Suite #10, Woods Centre, Friars Hill Road, PO Box W-645, St. John's, Antigua, British West Indies. From these offices, the Company conducts all head office administrative activities. Also, from these offices, Netforce Entertainment Inc. conducts all marketing and customer support activities for the Internet Gaming sites that we oversee. The marketing program incorporates the following strategies to target its players:

Strategic Alliances with Major Content and Service Providers. We intend to seek
------------------------------------------------------------
to enter into strategic alliances with major Internet content and service providers in order to enhance our new customer acquisition efforts, increase purchases by current customers and expand brand recognition. We are striving to enter into alliances with Internet search engines services that provide for us to be the premier online gaming provider on certain of their sites with the exclusive right to place gaming banner advertisements and integrated links to the Net-Force sites on certain gaming-related Web pages. To date, no such alliances have been identified or entered into by us. We currently do not advertise with any major Internet content and/or service providers. However, in the past, we have placed advertising on Internet sports content sites such as The Sports Network, Football.com, Basketball.com, and Rotonews.com. We have not advertised in the past with any Internet Service Providers.

On-Line and Traditional Advertising. We promote our brands through an aggressive
-----------------------------------
marketing campaign using a combination of on-line and traditional advertising. We advertise on the websites of major Internet content and service providers, and targeted gaming-related websites. Our traditional advertising efforts include print advertising in major magazines and gaming related publications, and may also include radio advertising and television advertising. We have advertised in the past in the following publications: High Roller Magazine - Spring 2000 Special Issue, Time Magazine/Atlantic Edition, April 17, 2000,


--------------------------------------------------------------------------------
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                                       ///\\\

Special Advertising Section - World Focus: Antigua and Barbuda, Alaska Airlines In-Flight Magazine (scheduled flights to Las Vegas), April, June, and August 2000 Issues. We currently have no print advertising placed.

Direct Marketing. We use direct marketing techniques to target new and existing
----------------
players with communications and promotions. We send a personalized e-mail newsletter to registered players that includes, recommendations based on demonstrated player preferences and prior usage.

Banner Advertisements. Banner advertisements are rectangular graphical/text
---------------------
images that can be positioned in various strategic places on Web pages and search engines on the Internet. When a potential player clicks on the banner advertisement, the player's Web Browser points the player to the advertiser's home page. We pay for such banner advertisements on a variety of Web pages and search engines, and participate in a banner exchange program. Examples of sites where the company has placed banners for the casino sites it oversees including www.football.com, www.basketball.com, www.tsn.com, www.rgtonline.com, casino and
----------------  ------------------  -----------  -----------------
sports categories on www.about.com, www.gambling.net, as well as other gaming
                     -------------  ----------------
portal sites such as Wager Talk, Wagerline, and Talk Sports. As of the current date, we have no banner advertising in place. We are focused on developing our webmaster/affiliate network base to drive Internet traffic and customers to our websites. We intend to continue to enter into agreements with Webmasters in which Webmasters agree to place our banner advertisements on their Web pages in exchange for a commission for each unique player who clicks through banners to our home page or for a percentage of the profits generated by the Webmaster.

Submissions to Search Engines. Potential players often learn about websites on
-----------------------------
the Internet from listings on search engines. We have submitted its URL's and a brief description of its Internet casino gaming and sports wagering websites to various search engines so that our information is available to potential players who use search engines to locate Internet gaming sites. Examples of the search engines that the company's URLs have been submitted to include: www.yahoo.com,
                                                                -------------
www.altavista.com, www.lycos.com, www.dmoz.com, www.directhit.com,
-----------------  -------------  ------------  -----------------
www.euroseek.com, www.google.com, www.excite.com, www.looksmart.com,
----------------  --------------  --------------  -----------------
www.hotbot.com. The websites have also been submitted to the following Internet
--------------
casino directories including but not limited to www.gamblingregistry.com,
                                                ------------------------
www.casinolocator.com, www.casinoseek.com, www.gambling.com, and
---------------------  ------------------  ----------------
www.top100casinos.com. These Directories are centralized search tools for
---------------------
locating Web sites in a particular industry.

Player Incentive Programs. In order to attract new players, we have instituted
-------------------------
an initial balance credit promotion. This program is designed to attract new players by offering a credit to new player accounts in amounts based on a percentage of the amount of the initial deposit by the player. To attract repeat players to the website, we institute periodic prizes, cash draws, special jack pots, competitions and/or a frequent player program where the player would be rewarded based on the frequency and dollar amount of play.

Development of Related Websites. We may design related websites such as a site
-------------------------------
containing tips on how to play certain casino games or a site providing interesting gaming news. We intend to design, develop, and promote a sports information portal site which will feature up-to-date sports information content including scores, statistics, news, headlines, and odds on all of the world's major sporting events. This site will be linked to the online sportsbook to generate traffic with the intention of enhancing revenues. Banner advertisements would then be placed on all pages of each related website to attract players to our Internet gaming and sports wagering websites.

Celebrity Endorsements. We intend to seek out a number of celebrities ranging
----------------------
from film and television to sports professionals to endorse a website developed by us. The result of such celebrity endorsement would be to entice new players to establish accounts based on the endorsement of the chosen celebrity. To date, no such celebrity endorsements have been confirmed by us.

Distribution of a CD-ROM. We have, in conjunction with World Gaming, produced a
------------------------
CD-ROM on which our casino games are contained. When an individual obtains the CD-ROM, they are able to play all our casino games without the necessity of
--------------------------------------------------------------------------------
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wagering real money. This promotional idea is intended to give us the ability to distribute, to a large number and variety of potential players, quality examples of the services and products offered at its websites. Once a potential player plays the games offered for fun, we hope that the potential player may make an application on our websites and eventually play the same games for money. We intend to distribute such CD-ROM's by direct mail-outs, insertions in magazines, distributions through Internet Service Providers to their subscribers and distributions at tradeshows.


INDUSTRY OVERVIEW
-----------------

GLOBAL GAMING INDUSTRY
----------------------

United States of America
------------------------

In the U.S., Americans legally wager over $500 billion per year. This level of legalized gambling is the result of rapid expansion in the industry over the past decade. Since 1988, the number of states allowing casino gambling has increased from two, Nevada and New Jersey, to 24, (including those with Native American Casinos). At this time, only the states of Utah and Hawaii prohibit all forms of gambling. U.S. casino revenues were projected to be about $24 billion in 1998, reflecting an expected 6% growth from 1997, lower than the double-digit increases earlier in the decade. Gambling in the U.S. has many forms, including casinos, horse and dog racing, government run lotteries, riverboat casinos and Jai Alai, all of which are highly regulated. At the present time, there is no existing regulation of Internet gambling in the U.S. In July 1998, the U.S. Congress defeated a proposed bill (the "Kyl" bill) that would prohibit gambling over the Internet, but exempted certain forms, such as horse and dog racing, and lotteries. On March 12th, 2002, a U.S. House panel voted to update the 40-year-old law banning interstate betting (the Wire Act of 1961) so that it would apply to fast-growing Internet gambling sites as well. This bill has become known as the Goodlatte Bill and contains provisions to deal with, among other things, the payment systems to offshore operators of Internet Gaming sites, something that the previous Kyl bills did not address. Also see VII Regulatory Background).

Geographic growth prospects have remained relatively flat over the past two years. With more people employed and improved economic conditions in various parts of the United States, states and localities have fewer incentives to encourage gaming development as a prospective source of taxes, tourism and jobs. Additionally, economic downturns in Asia, and to a lesser extent, South America, have led to significant decreases in "high roller" traffic to North American gaming locations, such as Las Vegas and Atlantic City. In response to the downturn in travelers from this section of its revenue base, the traditional gaming companies in Las Vegas have continued their rapid growth campaign to transform the city from a gaming community into a world wide family resort destination. In recent months Las Vegas in particular has made strides in trying to upgrade the entertainment it offers. Major U.S. casino destinations are competing more for resort and vacation population than the average gambling client.

International Gaming Markets
----------------------------

Gaming outside of the U.S. and Canada is a mixture of active markets, large and small resort destinations, and strictly regulated, often state-run, operations. Asia and South Africa provide the most dynamic markets and opportunities for growth, with Latin America and the Caribbean also active in the gaming industry. Western Europe consists mostly of mature, state-controlled markets. In discussing the potential worldwide Internet Gaming market, it must be noted that we have not yet done business with all of the countries and jurisdictions discussed in the following International Market overview and we may never do business with more than the countries we have accepted member subscriptions from to date. For a list of countries from which we currently have registered members, see "The Companies Products and Services" section. Based on the Industry data table, the year 2001 projected industry revenue was $2.3 Billion. Assuming that for the April 30, 2002 year-ended fiscal period our total revenues will not exceed US$1 million, our current position in the worldwide market is approximately 0.043 of one percent.


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The following is an overview of selected foreign markets:

Europe
------

There were a total of 531 European Casinos generating gross Revenues of $5,336,971,600 US as of February 1999 (International Gaming and Wagering Business, 1999 European Casino Report, February 1999).

The European Commission last reviewed the issue of gambling in 1991 and found no need for EU-wide regulation. This position has remained in accordance with the many of the EU's member states' positions that gaming, including Internet gambling, should remain an issue for the sovereign state (Cabot, Anthony, THE INTERNET GAMBLING REPORT III, "European Overview," by Steven Philippsohn, (Trace Publications, Las Vegas), 1999, P.211-216). Among the member nations of the EU, views on Internet gambling vary widely. Some states are slowly accepting the idea of interactive gaming. For example, the Dutch government recently allowed telephone betting, while certain European states, notably Finland and Sweden, are allowing providers to offer Internet gambling, but only to their own respective residents. Conversely, the German position on Internet gaming reflects the view taken on traditional forms of gambling. That is, games of chance are morally corrupting and should only be allowed in connection with charitable purposes.

Countries such as France, Italy, Spain, England and Portugal are merely monitoring Internet gambling development to see if it becomes a problem. This is consistent with these nations' actions toward e-commerce in general, of which, they have no immediate plans to introduce new legislation.

Prospects for growth in Europe are brightest in Scandinavia, Spain and Eastern Europe. Sweden is setting up its regulatory system for its new casino market, and state-sanctioned monopolies are being challenged in Norway and Finland in the casino and machine markets. In Spain, a more relaxed regulatory climate is emerging, and new casino operations are coming on line. Three Spanish firms dominate this market: Cirsa/Unidesa, Recreativos Franco and Sega.

Eastern Europe continues to grow and refine is regulatory structures. Uncertainty and prohibitions against foreign investment, however, hamper participation by international operators. Casino Austria is a major player, although its activity there is shrinking.

The path, which European regulation of Internet gambling is taking is more akin to that which the Australian states are taking. The cultural differences between European countries, however, are more marked than between the Australian states. The consequent diversity in attitudes to gambling may slow down the process (Steven Philippsohn, Internet Gambling, European Overview," 1998, p.215).

Asia
----

Large capital projects and debt levels in Australia left many casinos highly exposed to the Asian economic crisis. Stung by a US$150 million drop in revenues from international players, stock prices for Australia's leading casinos are now a fraction of previous levels. The domestic market remains solid, however, and long-term prospects are optimistic. The next year should bring the beginning of a recovery and a more realistic assessment of the international market.

Despite the economic crisis, the casino industry in the Philippines is experiencing the strongest expansion in the region, with three new operations having opened in recent years and another scheduled to open in 1999. The Manila market is being reorganized and partially privatized, providing the opportunity for change and market growth. Three publicly traded companies are active in the Philippines casino market: Starwood Hotels & Resorts, Malaysian-based Metroplex and Manila-based Belle Bay Corporation. Taiwan offers the most interesting potential for change. The government took another step toward legislation in 1998 by commissioning a report recommending a tightly regulated industry of casinos in recreational areas. Foreign investment would be permitted up to 40%.


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Africa and the Middle East
--------------------------

The most significant activity is occurring at opposite ends of the region. South Africa is progressing with the transformation of its casino industry and the opening of a route market for gaming devices. The current estimated size of this market is US$1.5 billion, with the majority of revenues coming from casino gaming operations (US$935 million). The Middle East market is growing in response to the closing of gaming operations in Turkey and limited choices in Northern Europe. With gaming illegal in Israel, further growth in border areas is expected. New operations are expected to grow quickly in Palestine-controlled Jericho to support public demand. In Egypt, across the border from Eilat, major project development is underway in the Taba Heights. Additional operations have also opened recently in North Africa, with more than the planning stages.

Latin America
-------------

Gaming in Latin America remains decentralized and difficult for operators. However, for patient companies with deep pockets, the market potential in the region is large, especially in countries such as Argentina and Peru. The level of optimism has been raised in Brazil and Mexico for gaming legislation in the near future. Legislation in Brazil, the most populous country in Latin America, would affect regional markets that target Brazilian players, notable Argentina, Uruguay and Paraguay.

Sodak Gaming, International Thunderbird, Starwood, Hilton Hotels (Conrad International), IGT and also very active, especially Recreativos Franco, Cirsa/Unidesa and Leisure & Gaming.

Caribbean
---------

Although dominated by small hotel and resort-based casino operations, gaming in the Caribbean is expanding into new areas, as well as growing in established markets. The Bahamas offers the most substantial casinos in the region, followed by Puerto Rico and Aruba. Casinos can also be found on other islands such as St. Maarten, Curacao, and Antigua.

INTERNET GAMBLING INDUSTRY
--------------------------

Internet gambling offers people the opportunity to play virtual sports, horseracing, slot machines and other casino games without the inconvenience of leaving their home. While Internet gambling provides some amount of competition for existing casinos, it is not a substantial threat to the traditional gaming industry. The social aspect of gaming - the primary reason for the transformation of the Las Vegas gaming market into a destination leisure market
- - cannot be replicated in the artificial environment of the Internet. Most visitors to casinos are motivated by the ambiance of the casinos, not just the opportunity to gamble. Small markets, however, may incur negative impacts associated with Internet gambling as these markets have been established themselves as leisure destinations.

The popularity of gaming has transcended beyond the physical boundaries of the casinos to the borderless and unregulated realm of the Internet. Gambling websites, offering computer users the opportunity to wager on such games as bingo, sports and horse wagering, poker and roulette, are beginning to thrive on the Internet. To participate as one of these websites, the player needs only to set up an account, typically supplying credit card information, wire transfers or E-cash. With a click of the mouse, the player is now able to gamble. Losses are typically deducted from the players' credit cards or established credit line, and winnings, upon the request of the player, can be electronically transferred or mailed to the person. Modern technology has eliminated the physical requirement of visiting a casino or racetrack before engaging in such games as slot machines, black jack, roulette and thoroughbred or harness racing. With Internet gambling, patrons need not leave the comfort of their homes or offices.



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
          ESTIMATED WORLD WIDE INTERNET GAMBLING REVENUES ($ MILLIONS)

                                                 1997     1998     1999     2000     2001
                                                 ----     ----     ----     ----     ----
# of home users (in millions)                      46       81      121      145      159
% users conducting online transactions            15%      18%      21%      24%      27%
Potential Internet Gamblers (in millions)         6.9     14.5     25.4     34.8       43
Per-capita expenditure                           $146     $154     $155     $160     $160
Potential Internet gambling market             $1,009   $2,182   $3,933   $5,555   $7,080
Estimated actual Internet Gambling revenues      $300     $651     $811   $1,520   $2,330
Penetration rate                                  30%      30%      21%      27%      33%
----------------

Source:  Christian/Cummings Associates, Inc.

The popularity of Internet gambling is increasing as illustrated by the growth of gaming-related websites. Currently, it is estimated that more than 1,000 gambling websites are offered on the Internet, which Management estimates are owned by approximately 500 operators. With the current licensing of gambling websites by foreign governments and increased usage of Internet services, this market will continue to grow. It is estimated that almost 300 million people will have used the Internet as of the year 2000. With casino gambling garnering public acceptance as a form of entertainment and Internet usage increasing, every personal home computer now has the capacity to become a "cybercasino." According to Datamonitor, the market size estimates for Internet gambling are that it will grow to more than $10.0 billion by 2002.

The offshore wagering industry is flourishing and, particularly since everyday sports betting is common in countries such as Great Britain, much of the traffic is generated by Americans. See Marc Falcone, Bear, Stearns & Co., Gaming Industry 12 (Mar. 2001). In 2000, an estimated $1.5 billion was wagered on the Internet, of which approximately $553.3 million was wagered on sporting events, and those amounts are estimated to have nearly doubled in 2001; the number of websites that offer wagering is now believed to be 1,200 to 1,400, half of which have appeared in just the last year. See Falcone, supra, at 6, 48. In Antigua and Barbuda alone, there are more than 50 on-line sportsbooks in current operation, see http://www.tbwsport.com/bookmakers/america.html, and more than 50 jurisdictions all over the world license and regulate sports betting websites and wagering operations. See Mike Brunker, On-Line Gambling Goes Global, MSNBC, Apr. 10, 2001, at http://www. msnbc.com/news .

INTERNATIONAL OUTLOOK ON INTERNET GAMING
----------------------------------------

While the U.S. is debating whether to prohibit Internet gaming or create legislation to severely regulate the industry, other countries are viewing it as a revenue generator. Most Internet gambling websites are located in the Caribbean and South America, along with other sites in Australia, South Africa, the Netherlands and New Zealand. The Caribbean governments charge Internet "casino" operators up to $100,000 annually for a license and require operators to post bonds. In Antigua, the government requires the employment of local residents and payment of education taxes. The governments of Liechtenstein and Finland operate their national lottery via the Internet.

Australia and New Zealand have recently decided to legalize Internet gambling, choosing to regulate and tax the activity as opposed to banning it. The State of Queensland in Australia passed a law in March 1998, licensing cyber casinos and sports betting operations. The other Australian states are expected to pass similar laws. The states of Australia maintain pro-gambling environments - Australians spend more than $40 billion a year gambling, or $2,000 per person per year on average ("Aussies Love Their Gambling." Las Vegas Review-Journal, Rohan Sullivan, March 9, 1998). Placing bets over the phone is legal in Australia, making legalization of Internet gambling a less controversial issue. To regulate the industry, the governments propose the establishment of gambling service providers who will check the identity and address of the gambler. Winnings will then be taxed accordingly, with the taxes forwarded at the appropriate rate for the state in which the service provider is based.


--------------------------------------------------------------------------------
Registration Statement                                               Page 30

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\

On May 15, 1998, European gambling regulators from 18 European countries signed a recommendation on good practices for Internet gambling services. In the non-binding statement, the countries agreed that European countries should be free to regulate Internet gambling services. In addition, the countries should ensure that Internet gambling is not used for money laundering or under-aged gambling.

COMPETITION
-----------

The online commerce market is new, rapidly evolving and intensely competitive, and we expect that competition will further intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. Management estimates that there are over 2,000 online gaming and related sites in operation today with potentially thousands more "affiliate" sites. . However, the majority of these sites do not produce substantial revenues as compared to the established, brand name sites, whose operators have invested heavily in their marketing, affiliate, and customer service programs to continuously increase their customer bases and maximize customer retention. Some of the more established Internet Gaming sites that provide similar gaming services as Netforce Entertainment's web sites and that the Company has identified as its competitors include http://globalinteract.com,
                                                      -------------------------
http://www.intertops.com/, http://www.playersonly.com/,
-------------------------  ---------------------------
http://www.casinoonnet.com/, http://www.goldclubcasino.com/,
---------------------------  -------------------------------
http://www.intercasino.com/, http://www.englishharbourcasino.com/,
---------------------------  ------------------------------------
http://www.usacasino.com/, http://www.thesandscasino.com/,
------------------------   ------------------------------
http://www.betonsports.com/, http://www.sportingbet.com/, http://www.wwts.com/,
---------------------------  ---------------------------  --------------------
and http://www.poker.com/.
-------------------------

In addition, the broader gaming industry is intensely competitive. We compete with a variety of companies, including (i) online vendors of gaming and gaming related products, (ii) online service providers which offer gaming products directly or cooperation with other retailers, (iii) traditional providers of gaming products, including specialty gaming providers, and (iv) other retailers that offer gaming products. Many of these traditional providers also support dedicated websites, which may compete directly with us.

We believe that the principal competitive factors in our online market are brand recognition, selection, variety of value-added services, ease of use, site content, quality of service, technical expertise and product availability. Many of our intended and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than us. We are aware that certain of our proposed competitors have and may continue to adopt more aggressive pricing or marketing policies and devote substantially more resources to website and systems development than us. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise.

There can be no assurance that we will be able to compete successfully against intended and future competitors. New technologies and the expansion of existing technologies may increase the competitive pressures of the Company. There can be no assurance of the economic success of any marketing effort by us since the revenues derived from the Internet casino gaming and sports wagering websites depend primarily upon the site's acceptance by the international public, which cannot be predicted with certainty. To be ultimately successful, we will be faced with the challenge of marketing our gaming websites to a variety of foreign cultures. Our websites will compete for consumer acceptance with similar websites hosted by other companies. As a result, the success of our marketing efforts is dependent not only on the quality and acceptance of the our virtual casino games and on-line sports wagering websites, but also on the acceptance of other competing virtual casino games and websites offered in the marketplace during the same time period.


DESCRIPTION OF PROPERTY
-----------------------

The Company occupies 240 square feet of commercial office space at Suite #10, Friars Hill Road, Woods Centre, St. John's, Antigua, West Indies. This office houses our operations including workstations for four individuals engaged in
--------------------------------------------------------------------------------
Registration Statement                                               Page 31

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


customer support, production, marketing, website development, and accounting, and administration functions. All gaming transaction servers website hosting facilities are physically housed and maintained by World Gaming's co-location facilities in Antigua. The building in which we leased space is in the heart of St. John's and is home to several other Technology and Internet based companies. This arrangement and proximity to other similar companies is expected to lend itself well to promoting the Company as being in the right area and on the leading edge of technology. As well, our offices are in close proximity to banking services, the post office, money transfer services, courier services, and other essential business service providers and their offices.

The terms of the Woods Centre office lease are as follows: We lease 240 square feet through to July 31, 2002 at an annual rent of $8,400 USD. Our lease said space on a month-to-month basis during the term. We have a renewal option thereafter of up to five years on terms to be negotiated at the time. It is our intention to renew the lease at the end of the first year for an extended term.


MANAGEMENT
----------

DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------

Terry G. Bowering
-----------------
Chairman, President and Chief Executive Officer
-----------------------------------------------
# 2, Flamboyant Avenue
P.O. Box W-645
St. John's, Antigua, West Indies

DOB:  August 30, 1960 (Age 41)
Regina, Saskatchewan, Canada

Terry G. Bowering, B.Admin, M.B.A.

Mr. Bowering brings over fifteen years of experience in business management. Mr. Bowering has considerable experience in both large corporations and entrepreneurial enterprises and is qualified in the areas of business development, finance, information systems, marketing, and sales. From January 1998 until his resignation June 20, 1999, Mr. Bowering was Vice President, Offshore Operations for Starnet Communications International Inc., a Delaware corporation, which is a fully reporting issuer on the NASD OTC:BB. Described as being the "Microsoft of Internet Gaming", Starnet Communications International, Inc., now World Gaming, is one of the world's leading Internet Gaming Software providers. Mr. Bowering was instrumental in establishing and developing offshore operations and foreign government relations for World Gaming in Antigua and for establishing worldwide offshore banking relationships in concert with the corporate development of World Gaming's subsidiaries, Electronic Financial Services Caribbean Inc. and its group of International companies. Mr. Bowering has been interviewed and quoted in the International press including FOX TV, COMPUTER WORLD MAGAZINE, SHIFT MAGAZINE, TIME MAGAZINE (Atlantic Edition), and ESPN, specifically on the subject of offshore Internet Gaming. From 1996 to 1998, Mr. Bowering was an Investment Advisor, Vancouver office, with Levesque Securities Inc., a major Canadian brokerage firm. From May 1992 to June 1996, Mr. Bowering was a financial analyst with the Asset Management Group Dept. of Crown Life Insurance in Regina, Saskatchewan, Canada.

Mr. Bowering holds a Bachelor of Administration in Finance from the University of Regina, and a Master of Business Administration with a concentration in Strategic Management from the University of Saskatchewan. Mr. Bowering resides in Antigua, West Indies.

Mr. Bowering was appointed to the above positions on March 1, 1999 to serve until his successor has been elected and qualifies.


--------------------------------------------------------------------------------
Registration Statement                                               Page 32

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


Dwight Lewis
------------
Director
--------
Cassada Gardens
P.O. Box W-386
St. John's, Antigua, West Indies

DOB: May 24, 1961 (Age 40)
St. Lucia, West Indies

Dwight Lewis, MA, BSc.

Mr. Lewis is presently engaged as a Financial Consultant to Hanson International Investment Services Ltd., an investment advisory organization. He also is Managing Director of Mahaut Ltd., a corporation that provides offshore financial services to its clients. Most recently Mr. Lewis was engaged as a Financial Consultant and Interim Manager of RYO International Corporation and SAGA Corporation, which were eventually merged to form International Data Processing. This corporation owns and operates a number of Internet Casinos based and licensed in Antigua. On behalf of the corporation's overseas principals, Mr. Lewis was responsible for establishing these operations from conception to live operation, having dealt with all aspects of the company's operations and providing ongoing management and supervisory services.

From 1992 to 1997, Mr. Lewis was employed with the Bank of Antigua Ltd. as a Senior Manager dealing with management of the investment portfolio and general supervision of all bank operations. From 1988 to 1992, Mr. Lewis was employed with the Eastern Caribbean Central Bank, located in St. Kitts, as a Senior Bank Examiner. This entailed general supervision of commercial banking activities in all member banks of the Eastern Caribbean Central Bank. From 1986 to 1988, Mr. Lewis worked as a Budget Analyst with the Ministry of Finance, Government of St. Lucia, and with Barclays Bank, St. Lucia, from 1980 to 1983.

Mr. Lewis graduated from the University of West Indies, Cave Hill Campus, Barbados, with a Bachelor of Science Degree in Economics and Management. Mr. Lewis also attended the University of Sheffield, Management School, England, where he obtained an MA in Banking and International Finance. Mr. Lewis resides in Antigua, West Indies.

Mr. Lewis was appointed to the position of Director on December 20, 1999 to serve until his successor has been elected and qualifies.

Derek C. Ferguson
-----------------
Director
--------
512-1238 Seymor St.
Vancouver, B.C., V6B 6J3 Canada

DOB: August 12, 1972 (Age 30)
Vancouver, Canada

Derek C. Ferguson, B.Comm

Mr. Ferguson advises on and oversees technical and systems-related issues and initiatives for Netforce Systems Inc. Mr. Ferguson is presently a Director and Chief Operations Officer for eTunnels Inc., a Delaware corporation that delivers mass-market and corporate virtual private networking solutions over the Internet.

From April 1998 to October of 1999, Mr. Ferguson acquired in-depth experience in the online gaming industry in his role as Senior Systems Administrator for Starnet Communications International Inc., an International Internet Technology


--------------------------------------------------------------------------------
Registration Statement                                               Page 33

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


company. Starnet is recognized as the world's leading Internet Gaming Software provider. In addition to providing technical design and maintenance leadership for the Systems Administration department, Mr. Ferguson redesigned its systems infrastructure to dramatically improve the reliability and scalability of Starnet's Internet services. Mr. Ferguson was also Network Manager for I.D. Internet Direct Ltd., a division of Look Communications Inc., a publicly traded Canadian company operating in the fields of broadcast distribution services and Internet solutions. At Internet Direct, Mr. Ferguson directed technical design and support operations for their national consumer dial and corporate broadband services, helping to grow the service to 35,000 subscribers. Mr. Ferguson received his Bachelor of Commerce degree with a concentration in Management and Information Systems (MIS) from Dalhousie University, Halifax, Canada. Mr. Ferguson resides in Vancouver, Canada.

Mr. Ferguson was appointed to the position of Director on September 10, 2001 to serve until his successor has been elected and qualifies.

Trevor L. Bowering
------------------
Director
--------
370 Cedar Meadow Drive
Regina, Saskatchewan, Canada, S4X 3J5

DOB: March 14, 1959  (Age 42)
Regina, Canada

Trevor L. Bowering - Technical Consultant

Mr. Bowering has been employed in the telecommunications field with SaskTel for over 22 years. With assets of over $1.2 billion, SaskTel has been in operation for 90 years and provides a full range of hi-tech communication solutions for more than 454,000 business and residential customers worldwide. SaskTel is a crown corporation, wholly-owned by the province of Saskatchewan, Canada, and a world leader in providing the latest technological and software solutions telecommunications expertise as well as Internet and Interactive services. Mr. Bowering currently manages SaskTel's Local and Long-distance switching network including DMS100's, DMS200, STP, DC Power Plants, Operator Services, Interexchange Carriers (Telus, ATT, Bell, Nexia), 911, Mobility (cellular), CCS7, and Network Management. He personally oversees a staff of staff of 39 Trunking and Switching Technicians responsible for installing, maintaining and trouble shooting on a 24/7 basis. SaskTel's entire high-speed Internet system interfaces to its customers via this Switching equipment. Mr. Bowering and his staff have been on assignment with SaskTel International in England, Italy, Spain, Chile, Belgium, and France. Mr. Bowering currently resides in Regina, Saskatchewan, Canada.

Mr. Bowering was appointed to the position of Director on August 15, 2001 to serve until his successor has been elected and qualifies.

DIRECTOR AND OFFICERS COMPENSATION
----------------------------------

In the fiscal years ended April 2000 and April 2001, our Chairman, President and Chief Executive Officer, Terry G. Bowering, received a salary of $52,000 and $38,000, respectively. Mr. Douglas Bolen, acting as Secretary and Director, received a salary of $18,000 during the fiscal year ended April 2000 and in the fiscal year ended April 2001. In the current fiscal year, Mr. Bowering is not receiving a salary but is reimbursed for business travel expenses. Currently, no other Directors or Officers are receiving a salary. The members of our Board are reimbursed for actual expenses incurred in attending Board meetings. There are no other arrangements for compensation to the Board of Directors' members.

There are no written employment contracts or agreements with any executive officers or contract employees. Employee salaries are set by the Members of the Board of Directors.


--------------------------------------------------------------------------------
Registration Statement                                               Page 34

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


DIRECTOR AND OFFICERS COMPENSATION
----------------------------------

In the fiscal years ended April 2000 and April 2001, our Chairman, President and Chief Executive Officer, Terry G. Bowering, received a salary of $52,000 and $38,000, respectively. Mr. Douglas Bolen, acting as Secretary and Director, received a salary of $18,000 during the fiscal year ended April 2000 and in the fiscal year ended April 2001. In the current fiscal year, Mr. Bowering is not receiving a salary but is reimbursed for business travel expenses. Currently, no other Directors or Officers are receiving a salary. The members of our Board are reimbursed for actual expenses incurred in attending Board meetings. There are no other arrangements for compensation to the Board of Directors' members.

There are no written employment contracts or agreements with any executive officers or contract employees. Employee salaries are set by the Members of the Board of Directors.


PRINCIPAL SHAREHOLDERS
----------------------

The following table sets forth information about the beneficial ownership of our outstanding common shares on July 8, 2002 by:

The following tables set forth certain information regarding beneficial ownership of our common stock as of July 8, 2002 by (i) each person who is known to us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors, (iii) executive officers and (iv) all current directors and executive officers as a group.

     Name and Address                                 Amount and Nature          Percent
     of Beneficial Owner                              of Beneficial Owner (1)    of Class
----------------------------------------------------------------------------------------------
       Terry G. Bowering                              6,544,830                  40.0%
       #2, Flamboyant Ave.                            beneficial owner (2)
       P.O. Box W-645
       St. John's, Antigua, West Indies
       Chairman,/President/Chief Executive Officer

       Terry G. Bowering                                500,000                   3.1%
       C/o High Street & Corn Alley                   beneficial owner (3)
       P.O. Box 1679
       St. John's, Antigua, West Indies

       IFG Investments Services Inc.                  6,027,870                  36.8%
       Suite #4 - Temple Building                     beneficial owner (4)
       Main & Princess William St.
       Charelstown, Nevis, West Indies

       Dwight Lewis, Director                            50,000                  0.30%
       Cassada Gardens
       P.O. Box W  386
       St. Johns, Antigua West Indies

       Derek C. Ferguson, Director                       50,000                  0.30%
       512-1238 Seymor St.
       Vancouver, British Columbia, Canada, V6B 6J3


--------------------------------------------------------------------------------
Registration Statement                                               Page 35

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


       Trevor Bowering, Director                        200,000                   1.2%
       370 Cedar Meadow Drive
       Regina, Sask.
       Canada S4X 3J5

       All Directors & Executive Officers
       And control persons as a Group (5 persons)    13,272,700                  81.7%
                                                     ----------                  -----

       Total shares outstanding                      17,066,033                  100%
                                                     ==========                  ====

(1) No member of Management has the right to acquire within sixty days through options, warrants, rights, conversion, privilege or similar obligations any security of the Company.
(2) Geneva Overseas Holdings Ltd., of which Terry G. Bowering is beneficial owner, enjoys legal ownership of said securities.
(3) JPKT Metro Investment Corporation, of which Terry G. Bowering is a beneficiary, enjoys legal ownership of said securities.
(4) IFG Investments Services Inc., of which Daniel MacMullin is beneficial owner, enjoys legal ownership of said securities.

Note: The table does not reflect the stock options that may be granted to Employees, Officers, Directors or Consultants nor does it reflect the warrants offered.


RELATED PARTY TRANSACTIONS
--------------------------

A related party transaction took place between Geneva Overseas Holdings Ltd. and Net-Force Systems Inc. Geneva Overseas Holdings Ltd. is controlled by the President of Net-Force Systems Inc., Mr. Terry G. Bowering. Geneva Overseas Holdings Ltd. provided a total of $214,483 in shareholder loans to Net-Force Systems Inc. On September 15, 2001, Geneva Overseas Holdings Ltd. entered into an agreement with Net-Force Systems Inc. to convert the principal and accrued interest at that date on the loans to equity at $0.10 per share. The total shares issued to Geneva Overseas Holdings Ltd. was 2,144,830. (See Financial Statements, Note 5 - Material Events).

We are not aware of any other transactions or proposed transactions in respect of which we were or are to be a party, in which any director, executive officer, nominee for election as a director, 5% security holder, member of the immediate family of any of the previously named persons had a direct or indirect interest in the transaction.


DESCRIPTION OF SHARE CAPITAL
----------------------------

The following description of our authorized share capital is subject to the detailed provisions of our Memorandum and Articles of Association, copies of which are available upon request by contacting us at - Net-Force Systems Inc. , Suite #10-Epicurean, Woods Centre, Friars Hill Road, St. John's, Antigua, West Indies, telephone: (268) 481-1970.

The securities to be registered pursuant to this F-1 are all of the outstanding common stock of Net-Force Systems Inc. Holders of the common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, except that in the election of Directors, each shareholder of common stock shall have as many votes for each share held by him as there are directors to be elected and for whose election the shareholder has a right to vote. There are no preemptive rights associated with the securities and no cumulative voting is authorized by the Articles of Incorporation or the By-Laws. The total amount of shares authorized by the Company's Articles of Incorporation is 150,000,000. Of these, 100,000,000 are common stock and 50,000,000 are preferred stock. There


--------------------------------------------------------------------------------
Registration Statement                                               Page 36

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


has been no issuance of any preferred stock. Dividend, voting, conversion rights, liquidation rights and other rights of the preferred stock, if any, will be established by the Board of Directors upon issuance.

The Company has never declared or paid cash dividends on the common stock of the Company. Management intends to retain all available funds and any future earnings for use in the operation and expansion of the business and does not anticipate paying any cash dividends in the foreseeable future.


OWNERSHIP RESTRICTIONS
----------------------

There is no law or governmental decree or regulation in Antigua that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to non-resident holders of ordinary shares.

There is no limitation imposed by Antigua law or by the Articles of Incorporation or other charter documents of the company on the right of a non-resident to hold or vote ordinary shares.


TRANSFER AGENT AND REGISTRAR
----------------------------

The registrar and transfer agent for our common shares is Pacific Stock Transfer Co. located at Suite # 240 - 500 East Warm Springs Road, Las Vegas, NV 89119.


SHARES ELIGIBLE FOR FUTURE SALE
-------------------------------

Upon completion of the offering, a total of 17,066,033 of our common shares will be outstanding. The sale of substantial numbers of common shares in the public market, or the possibility of such a sale, could adversely affect prevailing market prices for our ordinary shares.

All of the common shares sold in the offering will be freely tradable without restriction under the U.S. Securities Act, except by "affiliates" as defined in Rule 144 under the U.S. Securities Act, or "control persons" as defined under the U.S. Securities Act.

For the reasons set forth below, we believe that the following presently outstanding common shares will be eligible for resale in the public market in the United States at the following times:

                                                                  No. of Shares
                                                                  -------------
At the date of this prospectus                                             nil
180 days after the date of this prospectus                          17,066,033
Later than 180 days after the date of this prospectus
  becoming effective                                                       nil


U.S. RESALE RESTRICTIONS
------------------------

Upon completion of this offering, it is our estimation that some of the ordinary shares will be held by U.S. residents or others. As a result of the lock-up agreements and the provisions of Rule 144 under the U.S. Securities Act, such shares will be available for sale in the public market in the United States as set forth in the table above, subject in some cases to Rule 144 limitations.

In general, under Rule 144, as in effect on the date of this prospectus, any person, including any of our affiliates, who has beneficially owned common shares for at least one year will be entitled to sell, in any three-month


--------------------------------------------------------------------------------
Registration Statement                                               Page 37

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


period, a number of shares that, together with sales of any ordinary shares with which such person's sales must be aggregated, does not exceed the greater of:

     o    1% of the then outstanding ordinary shares; and

     o The average weekly trading volume of the common shares on the Over-The-Counter Bulletin Board, governed by NASD, during the four calendar weeks immediately preceding the date on which such sale is made.

Sales of restricted securities pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about the company. Persons who are our affiliates must also comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell ordinary shares in the public market, which are not restricted securities.


AUDITORS
--------

We have retained the accounting firm of HJ & Associates, L.L.C. of Salt Lake City, Utah, U.S.A. to be our auditors.


MATERIAL AGREEMENTS AND DOCUMENTS
---------------------------------

Agreements, the Memorandum and Articles of Association and documents which are material to this Offering and that are not confidential to the company, all of which are or will be in effect by the closing date, may be obtained and/or reviewed at our offices by contacting Mr. Terry Bowering at (268) 481-1970. We may require a prospective investor's prior execution of confidentiality and nondisclosure agreements before accessing certain of our documents.


ADDITIONAL INFORMATION
----------------------

Our common shares are being offered exclusively through this prospectus. We have prepared no offering documents other than this prospectus in connection with our offering of the shares. Nevertheless, potential investors in the shares may obtain a copy of all non-confidential corporate documents that the company possesses by contacting, Mr. Terry Bowering directly at (268) 481-1970.


TAXATION IN ANTIGUA AND THE UNITED STATES OF AMERICA
----------------------------------------------------

United States security holders of the registrant company are not subject to taxes or withholding provisions. Sections 271- 274 of the International Business Corporations Act, 1982, Antigua and Barbuda, Division G: Special Taxation Provisions detail the relevant tax provisions under the Act.

Section 271, "Exempt corporations" states the following:

"For the purposes of this Division, an exempt corporation shall mean any corporation formed or continued under this Act."

Section 272, "Exemption from tax" states the following:




--------------------------------------------------------------------------------
Registration Statement                                               Page 38

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


(1) No income tax, capital gains tax, or other direct tax or impost may be levied in Antigua and Barbuda upon the profits or gains of an exempt corporation, in respect of the international trade and business it carries on from within Antigua and Barbuda.

(2) No income tax, capital gains tax, or other direct tax or impost may be levied in Antigua and Barbuda in respect of any securities or assets of an exempt corporation that are beneficially owned by an exempt corporation or by a person who is not a resident.

(3) No estate, inheritance, succession or similar tax or impost may be levied in Antigua and Barbuda in respect of any securities or assets of an exempt corporation that are beneficially owned by an exempt corporation or by a person who is not a resident.

(4) No tax, duty or other impost may be levied upon the increment in value of the property, or other assets in Antigua and Barbuda or elsewhere of an exempt corporation other than upon such of them as are distributed to residents.

Section 273, "No assets transfer tax".

(1) No tax, duty or other impost may be levied upon an exempt corporation, its security holders or transferees in respect of the transfer of all or any part of it's securities or other assets to another exempt corporation or to a person who is not a resident.

(2) When an exempt corporation or a person who is not a resident transfers securities or assets of an exempt corporation that are held by that exempt corporation, or person to another exempt corporation, or to another person who is not a resident, the transfer is exempt from the payment of any tax, duty, or other impost thereon.

(3) No income tax or capital gains tax, and no other direct tax or impost, may be levied or collected in Antigua and Barbuda, in respect of any dividends interests or other returns from any securities, deposits or borrowings of an exempt corporations or any assets managed by the exempt corporation if the dividends, interest or other returns are in respect of securities, deposits, borrowings or assets beneficially owned by another exempt corporation, or a person who is not a resident; but the onus of establishing ownership, lies upon the exempt corporation holding or managing the deposits, borrowings or assets.

Section 274, "Withholding tax and report"

(1) Notwithstanding, any provision of the Income Tax Ordinance, but subject to subsection (2), no exempt corporation need withhold any portion of any dividend, interest or other returns, payable of any person in respect of any borrowings of the exempt corporation from that person or in respect of securities of the exempt corporation held by that person.

(2) All dividends interest or other returns attributable to the securities of, or the management of, assets by an exempt corporation that are payable to a resident who is known to be a resident, by the exempt corporation or who, with the exercise of reasonable care by the exempt corporation, could be known by him to be a resident, must be reported to the Commissioner of Inland Revenue by the exempt corporation.

Section 276 of the Act, "Duration of tax exemption" states the following:

"Any tax exemption provided under this Act, shall continue in effect for a period of fifty years from the date of incorporation of the exempt corporation."

There is no reciprocal tax treaty in existence between the United States and Antigua and Barbuda regarding withholding taxes.


--------------------------------------------------------------------------------
Registration Statement                                               Page 39

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


LEGAL MATTERS
-------------

Septimus A. Rhudd, No. 6 Temple Street, St. John's, Antigua will pass upon the legality of the common shares offered by this prospectus. Stepp Law Group, Newport Beach, California acts as our counsel on United States legal matters related to this prospectus.

We are not aware of any material legal proceedings against the company. We may be involved, from time to time, in various legal proceedings and claims incident to the normal conduct of our business.


EXPERTS
-------

The consolidated financial statements of the company included in this prospectus have been audited by HJ & Associates, L.L.C. of Salt Lake City, Utah, U.S.A, certified public accountants, as indicated in their report with respect thereto, and are included in this prospectus in reliance upon the authority of HJ & Associates as experts in auditing and accounting.


WHERE YOU CAN FIND MORE INFORMATION
-----------------------------------

We have filed with the SEC, 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form F-1 covering the units being sold in this offering. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC., at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the company, that file electronically with the SEC.

You may read and copy any reports, statements or other information that the company files with the SEC at the addresses indicated above, and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

Prior to this offering, we have not been required to file reports with the SEC. Following consummation of the offering, we will be required to file reports and other information with the SEC under the U.S. Securities Exchange Act. As a foreign private issuer, we are exempt from the rules under the U.S. Securities Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Securities Exchange Act. Under the U.S. Securities Exchange Act, we are not required to publish financial statements as frequently or as promptly as United States companies.


--------------------------------------------------------------------------------
Registration Statement                                               Page 40

                                       \\\///
                        NETFORCE       \\//\\     SYSTEMS INC.
                                       ///\\\


THE COMPANY'S LOCATIONS
-----------------------

The company mailing address is Suite #10-Epicurean, Woods Centre, Friars Hill Road, St. John's, Antigua, West Indies.


REPRESENTATIONS
---------------

(begin boldface)
No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this Offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.
(end boldface)

































--------------------------------------------------------------------------------
Registration Statement                                               Page 41

 SCHEDULE "A" - Financial Statements


















                      NET-FORCE SYSTEMS INC. AND SUBSIDARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                             April 30, 2002 and 2001


























--------------------------------------------------------------------------------
Registration Statement                                               Page 42

                                 C O N T E N T S


Independent Auditors' Report............................................. 3

Consolidated Balance Sheets.............................................. 4

Consolidated Statements of Operations.....................................6

Consolidated Statements of Stockholders' Equity (Deficit)................ 7

Consolidated Statements of Cash Flows.................................... 8

Notes to the Consolidated Financial Statements.......................... 10


































--------------------------------------------------------------------------------
Registration Statement                                               Page 43

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Net-Force Systems Inc. and Subsidary
Antigua, West Indies

We have audited the accompanying consolidated balance sheets of Net-Force Systems Inc. and Subsidary as of April 30, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended April 30, 2002, 2001, and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Net-Force Systems Inc. and Subsidary as of April 30, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years ended April 30, 2002, 2001, and 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the consolidated financial statements, the Company's recurring losses from operations and working capital deficit raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ HJ & Associates

HJ & Associates, LLC
Salt Lake City, Utah
June 26, 2002

                                       F-3




--------------------------------------------------------------------------------
Registration Statement                                               Page 44

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                           Consolidated Balance Sheets


ASSETS

                                                                April 30,
                                                   -----------------------------------
                                                         2002               2001
                                                   ----------------   ----------------

CURRENT ASSETS

   Cash                                            $        68,462    $        33,292
   Accounts receivable, net                                 15,623              9,805
   Reserves and deposits with credit card
   processors (Note 8)                                      63,953             30,858
   Gaming license (Note 10)                                 18,333             91,667
                                                   ----------------   ----------------

     Total Current Assets                                  166,371            165,622
                                                   ----------------   ----------------

PROPERTY AND EQUIPMENT (Note 2)                             18,088             26,551
                                                   ----------------   ----------------

OTHER ASSETS

   Player deposits (Note 9)                                 47,002             73,828
   Deposits                                                  4,793              3,193
                                                   ----------------   ----------------

     Total Other Assets                                     51,795             77,021
                                                   ----------------   ----------------

     TOTAL ASSETS                                  $       236,254    $       269,194
                                                   ================   ================


















              The accompanying notes are an integral part of these
                       consolidated financial statements.
                                       F-4



--------------------------------------------------------------------------------
Registration Statement                                               Page 45




                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                     Consolidated Balance Sheets (Continued)


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                 ----------------------------------------------

                                                                April 30,
                                                   -----------------------------------
                                                         2002               2001
                                                   ----------------   ----------------

CURRENT LIABILITIES

   Accounts payable                                $        62,847    $        42,400
   Accrued expenses                                         24,352             24,351
   Interest payable - related party                            112              4,243
   Interest payable                                              -             81,707
   Stock subscription payable                                    -             50,000
   Player deposits (Note 9)                                 47,002             73,828
   Current portion note payable - related party
    (Note 3)                                                 2,500              2,025
   Current portion notes payable (Note 4)                        -            495,000
                                                   ----------------   ----------------

     Total Current Liabilities                             136,813            773,554
                                                   ----------------   ----------------

LONG-TERM DEBT

   Note payable - related party (Note 3)                         -            128,596
   Notes payable (Note 4)                                        -             50,000
                                                   ----------------   ----------------

     Total Long-Term Debt                                        -            178,596
                                                   ----------------   ----------------

     Total Liabilities                                     136,813            952,150
                                                   ----------------   ----------------

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY (DEFICIT)

   Preferred stock: 50,000,000 shares authorized of
    $0.001 par value, zero issued and outstanding                -                  -
   Common stock: 100,000,000 shares authorized
    of $0.001 par value, 17,066,033 and 7,500,000           17,066              7,500
    shares issued and outstanding, respectively
   Additional paid-in capital                            1,145,037            198,000
   Accumulated deficit                                  (1,062,662)          (888,456)
                                                   ----------------   ----------------

     Total Stockholders' Equity (Deficit)                   99,441           (682,956)
                                                   ----------------   ----------------

     TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY (DEFICIT)                              $       236,254    $       269,194
                                                   ================   ================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

--------------------------------------------------------------------------------
Registration Statement                                               Page 46

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                      Consolidated Statements of Operations


                                                                         For the Years
                                                                        Ended April 30,
                                                   --------------------------------------------------------
                                                         2002                2001                2000
                                                   ----------------    ----------------    ----------------
REVENUE

   Sales                                           $       519,237     $       318,490     $         1,399
   Cost of sales                                           282,020             217,769               1,477
                                                   ----------------    ----------------    ----------------

     Gross Margin (Deficit)                                237,217             100,721                 (78)
                                                   ----------------    ----------------    ----------------

EXPENSES

   General and administrative                              275,896             489,278             349,175
   Depreciation and amortization                           101,873              18,241               6,428
                                                   ----------------    ----------------    ----------------

     Total Expenses                                        377,769             507,519             355,603
                                                   ----------------    ----------------    ----------------

LOSS FROM OPERATIONS                                      (140,552)           (406,798)           (355,681)
                                                   ----------------    ----------------    ----------------

OTHER INCOME (EXPENSE)

   Loss on abandonment of leasehold improvements                 -              (6,700)                  -
   Gain on sale of assets                                        -                 491                   -
   Loss on sale of assets                                     (205)                  -                   -
    Interest income                                            198               1,013               3,635
    Other income                                               494               7,656              10,370
   Interest expense                                        (34,141)            (80,259)            (55,690)
                                                   ----------------    ----------------    ----------------

     Total Other Income (Expense)                          (33,654)            (77,799)            (41,685)
                                                   ----------------    ----------------    ----------------

PROVISION FOR INCOME TAX                                         -                   -                   -
                                                   ----------------    ----------------    ----------------

NET LOSS                                           $      (174,206)    $      (484,597)    $      (397,366)
                                                   ================    ================    ================

BASIC LOSS PER SHARE                               $         (0.01)    $         (0.07)    $         (0.05)
                                                   ================    ================    ================

WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING                                     13,375,186           7,171,233           8,500,000
                                                   ================    ================    ================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

--------------------------------------------------------------------------------
Registration Statement                                               Page 47

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
            Consolidated Statements of Stockholders' Equity (Deficit)

                                                     Common Stock                  Additional
                                           ---------------------------------        Paid-In          Accumulated
                                              Shares              Amount            Capital            Deficit
                                           ------------       --------------    ---------------    ---------------

Balance, April 30, 1999                      8,500,000        $       8,500     $       27,000     $       (6,493)

Net loss for the year ended
 April 30, 2000                                      -                    -                  -           (397,366)
                                           ------------       --------------    ---------------    ---------------

Balance, April 30, 2000                      8,500,000                8,500             27,000           (403,859)

July 1, 2000, common stock
 repurchased and canceled at
 $0.01 per share                            (3,000,000)              (3,000)           (27,000)                 -
September 30, 2000, common
 stock issued for cash at $0.10
 per share                                   2,000,000                2,000            198,000                  -

Net loss for the year ended
 April 30, 2001                                      -                    -                  -           (484,597)
                                           ------------       --------------    ---------------    ---------------

Balance, April 30, 2001                      7,500,000                7,500            198,000           (888,456)

August 15, 2001, common stock
 issued for services at $0.10
 per share                                     200,000                  200             19,800                  -

September 15, 2001, common stock
 issued for conversion of related party
 debt at $0.10 per share                     2,144,830                2,145            212,338                  -

September 15, 2001, common stock
 issued for conversion of debt at $0.10
 per share                                   6,027,870                6,028            596,759                  -

September 20, 2001, common stock
 issued for conversion of debt at $0.10
 per share                                     533,333                  533             52,800                  -

October 2, 2001, common stock
 issued for conversion of debt at
 $0.10 per share                               500,000                  500             49,500                  -

January 31, 2002, common stock issued
 for cash at $0.10 per share                   160,000                  160             15,840                  -

Net loss for the year ended
 April 30, 2002                                      -                    -                  -           (174,206)
                                           ------------       --------------    ---------------    ---------------

Balance, April 30, 2002                     17,066,033        $      17,066     $    1,145,037     $   (1,062,662)
                                           ============       ==============    ===============    ===============

              The accompanying notes are an integral part of these
                       consolidated financial statements.
                                       F-7

--------------------------------------------------------------------------------
Registration Statement                                               Page 48

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                      Consolidated Statements of Cash Flows

                                                                       For the Years
                                                                      Ended April 30,
                                                   ------------------------------------------------------
                                                         2002               2001               2000
                                                   ----------------   ----------------   ----------------

CASH FLOWS FROM OPERATING ACTIVITIES

   Net loss                                        $      (174,206)   $      (484,597)   $      (397,366)
   Adjustments to reconcile net loss to net cash
    used by operating activities:
     Common stock issued for services                       20,000                  -                  -
     Depreciation and amortization                         101,873             18,241              6,428
     Loss on sale of asset                                     205               (491)                 -
     Loss on abandonment of leasehold
      improvements                                               -              6,700                  -
   Changes in assets and liabilities:
     (Increase) in reserves and deposits                    (6,269)           (30,858)                 -
     (Increase) in accounts receivables                     (5,818)            (7,212)           (49,352)
     Decrease in prepaid expenses                                -             34,698                  -
     (Increase) in other assets                             (1,600)           (64,960)                 -
     (Increase) in license                                       -           (100,000)                 -
     Increase in accounts payable                              448              5,243             34,681
     Increase in accrued interest                           29,413             26,017             55,690
     Increase in accrued interest - related party            4,732              4,243                  -
     Increase in accrued expense                                 -             24,351                  -
     Increase (decrease) in player deposit                 (26,826)            73,828                  -
                                                   ----------------   ----------------   ----------------

       Net Cash Used by Operating Activities               (58,048)          (494,797)          (349,919)
                                                   ----------------   ----------------   ----------------

CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of fixed assets                                   (800)            (3,704)           (47,319)
   Proceeds from sale of fixed assets                          518              1,927                  -
                                                   ----------------   ----------------   ----------------

       Net Cash Used by Investing Activities                  (282)            (1,777)           (47,319)
                                                   ----------------   ----------------   ----------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Payments on notes payable- related party                (36,300)                 -                  -
   Proceeds from notes payable - related party             113,800            128,597                  -
   Proceeds from notes payable                                   -             50,000            495,000
   Increase in stock subscription payable                        -             50,000                  -
   Common stock issued for cash                             16,000            200,000                  -
   Repurchase of and cancellation of common stock                -            (30,000)                 -
                                                   ----------------   ----------------   ----------------

       Net Cash Provided by Financing Activities   $        93,500    $       398,597    $       495,000
                                                   ----------------   ----------------   ----------------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                       F-8




--------------------------------------------------------------------------------
Registration Statement                                               Page 49




                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                Consolidated Statements of Cash Flows (Continued)


                                                                       For the Years
                                                                      Ended April 30,
                                                   ------------------------------------------------------
                                                         2002               2001               2000
                                                   ----------------   ----------------   ----------------


NET INCREASE (DECREASE) IN CASH                    $        35,170    $       (97,977)   $        97,762

CASH AT BEGINNING OF PERIOD                                 33,292            131,269             33,507
                                                   ----------------   ----------------   ----------------

CASH AT END OF PERIOD                              $        68,462    $        33,292    $       131,269
                                                   ================   ================   ================

CASH PAID FOR:

   Interest                                        $             -    $        50,000    $             -
   Income taxes                                    $             -    $             -    $             -



NON-CASH FINANCING ACTIVITIES:

Issuance of common stock for services              $        20,000    $             -    $             -
Issuance of common stock for conversion of debt    $       706,120    $             -    $             -
Issuance of common stock for conversion of
 related party debt                                $       214,483    $             -    $             -


















              The accompanying notes are an integral part of these
                       consolidated financial statements.

--------------------------------------------------------------------------------
Registration Statement                                               Page 50

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                 Notes to the Consolidated Financial Statements
                          April 30, 2002, 2001 and 2000


NOTE 1 -  ORGANIZATION AND DESCRIPTION OF BUSINESS

          The Company was incorporated on March 1, 1999 under the International Business Corporations Act No. 28 of 1982 of the laws of Antigua and Barbuda as Net-Force Systems Inc.

          The Company will be engaged in all business activities permitted under the International Business Corporations Act of 1982 except International Banking, Trust and Insurance. It will generally carry on the business of an investment and holding company.

          On August 5, 1999, a wholly-owned subsidiary, Net Force Entertainment Inc. (Entertainment), was incorporated under the International Business Corporations Act No. 28 of 1982 of the laws of Antigua and Barbuda. This subsidiary company will be engaged in all aspect of International betting, gaming, sports betting and bookmaking but with a major emphasis on Internet gaming.

          Entertainment has been granted a gaming license by the Antigua and Barbuda Free Trade & Processing zone and has also entered into a software gaming license with Softec Systems for the operation of an Internet casino. The Company commenced operations in April 2000.

NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES

          a.   Accounting Method

          The Company's financial statements are prepared using the accrual method of accounting. The Company has elected an April 30 year end.

          b.   Basic Loss Per Share

          Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

                                                           For the Years
                                                          Ended April 30,
                                   ------------------------------------------------------
                                         2002               2001                2000
                                   ----------------   ----------------   ----------------
          Basic loss per share:

          Numerator - net loss     $      (174,206)   $      (484,597)   $      (397,366)

          Denominator - weighted
           average number of
           shares outstanding           13,375,186          7,171,233          8,500,000
                                   ----------------   ----------------   ----------------

          Loss per share           $         (0.01)   $         (0.07)   $         (0.05)
                                   ================   ================   ================

--------------------------------------------------------------------------------
Registration Statement                                               Page 51

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                 Notes to the Consolidated Financial Statements
                          April 30, 2002, 2001 and 2000


NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

          c.   Provision for Taxes

          The Company's operations are within the Jurisdiction of St. John's, Antigua, where there is no corporate income tax.

          d.   Cash and Cash Equivalents

          The Company considers all highly liquid investment with a maturity of three months or less when purchased to be cash equivalent.

          e.   Principles of Consolidation

          The April 30, 2002 financial statements are consolidated with the Company and Entertainment. All significant intercompany accounts and transaction have been eliminated.

          f.   Property and Equipment

          Office equipment and leasehold improvements are recorded at cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives. Depreciation of office equipment is computed using the straight-line method over the estimated useful life of the asset of 5 years. Vehicles are depreciated over a life of 5 years using the straight-line method. Software is depreciated over a life of 5 years. Depreciation expense for continuing operations for the years ended April 30, 2002, 2001 and 2000 was $8,539, $9,908, and $6,428,
          respectively.

          Property and equipment consists of the following:

                                                         April 30,
                                            -----------------------------------
                                                  2002               2001
                                            ----------------   ----------------

          Vehicles                          $         3,704    $         3,704
          Computer equipment                         18,450             19,450
          Computer software                          10,000             10,000
          Office furniture and equipment              6,741              6,274
          Accumulated depreciation                  (20,807)           (12,877)
                                            ----------------   ----------------

          Net Property and Equipment        $        18,088    $        26,551
                                            ================   ================

--------------------------------------------------------------------------------
Registration Statement                                               Page 52

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                 Notes to the Consolidated Financial Statements
                          April 30, 2002, 2001 and 2000


NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

          g.   Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          h.   Recent Accounting Pronouncements

          The Company has adopted the provisions of FASB Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125.)" This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities.

          Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, the transfer of financial assets, the Company recognized the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

          This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of this principle had no material effect on the Company's consolidated financial statements.

          The Company had adopted the provisions of FIN 44 "Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB Opinion No. 25.)" This interpretation is effective July 1, 2000. FIN 44 clarifies the application of Opinion No. 25 for only certain issues. It does not address any issues related to the application of the fair value method in Statement No. 123.

          Among other issues, FIN 44 clarifies the definition of employee for purposes of applying Opinion 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and accounting for an exchange of stock compensation awards in a business combination. The adoption of this principle had no material effect on the Company's consolidated financial statements.

--------------------------------------------------------------------------------
Registration Statement                                               Page 53

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                 Notes to the Consolidated Financial Statements
                          April 30, 2002, 2001 and 2000


NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

          h.   Recent Accounting Pronouncements (Continued)

          SFAS  No.'s  141 and 142 -- In June  2001,  the  Financial  Accounting
          ------------------------
          Standards Board (FASB) adopted Statement of Financial Accounting Standards SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 is effective as to any business combination occurring after June 30, 2001 and certain transition provisions that affect accounting for business combinations prior to June 30, 2001 are effective as of the date that SFAS No. 142 is applied in its entirety, which will be March 1, 2002 for the Company. SFAS No. 142 is effective, generally, in fiscal years beginning after December 15, 2001, which will be the fiscal year ending April 30, 2003 for the Company.

          SFAS No. 141 provides standards for accounting for business combinations. Among other things, it requires that only the purchase method of accounting be used and that certain intangible assets acquired in a business combination (i.e. those that result from contractual or other legal rights or are separable) be recorded as an asset apart from goodwill. The transition provisions require that an assessment be made of previous business combinations and, if appropriate, reclassifications be made to or from goodwill to adjust the recording of intangible assets such that the criteria for recording intangible assets apart from goodwill is applied to the previous business combinations.

          SFAS No. 142 provides, among other things, that goodwill and intangible assets with indeterminate lives shall not be amortized. Goodwill shall be assigned to a reporting unit and annually assessed for impairment. Intangible assets with determinate lives shall be amortized over their estimated useful lives, with the useful lives reassessed continuously, and shall be assessed for impairment under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Goodwill is also assessed for impairment on an interim basis when events and circumstances warrant. Upon adoption of SFAS No. 142, the Company will assess whether an impairment loss should be recognized and measured by comparing the fair value of the "reporting unit" to the carrying value, including goodwill.

          If the carrying value exceeds fair value, then the Company will compare the implied fair value of the goodwill" (as defined in SFAS No. 142) to the carrying amount of the goodwill. If the carrying amount of the goodwill exceeds the implied fair value, then the goodwill will be adjusted to the implied fair value.

--------------------------------------------------------------------------------
Registration Statement                                               Page 54

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                 Notes to the Consolidated Financial Statements
                          April 30, 2002, 2001 and 2000


NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

          h.   Recent Accounting Pronouncements (Continued)

          While the Company has not completed the process of determining the effect of these new accounting pronouncements on its consolidated financial statements, the Company currently expects that there will be no reclassification in connection with the transition provisions of SFAS No. 141 based on clarifications of the transition provisions issued by the FASB in October 2001. Accordingly, the Company expects that, after implementation of SFAS No. 142, all intangible assets will be amortizable and the goodwill will not be amortizable.

          SFAS No. 143 -- On August 16,  2001,  the FASB  issued  SFAS No.  143,
          ------------
          "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. It requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an accrued retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

          Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. While the Company has not completed the process of determining the effect of this new accounting pronouncement on its consolidated financial statements, the Company currently expects that the effect of SFAS No. 143 on the Company's consolidated financial statements, when it becomes effective, will not be significant.

          SFAS No. 144 " On October 3, 2001, the Financial  Accounting Standards
          ------------
          Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which is effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. SFAS 144 supercedes SFAS Statement No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30 (APB 30), "Reporting Results of Operations Reporting the Effects of Disposal of a Segment of a Business."

--------------------------------------------------------------------------------
Registration Statement                                               Page 55

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                 Notes to the Consolidated Financial Statements
                          April 30, 2002, 2001 and 2000


NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

          h.   Recent Accounting Pronouncements (Continued)

          SFAS 144  develops  one  accounting  model (based on the model in SFAS
          121) for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. That requirement eliminates the requirement of APB 30 that discontinued operations be measured at net realizable value or that entities include under `discontinued operations' in the financial statements amounts for operating losses that have not yet occurred.

          i.   Revenue Recognition Policy

          The Company recognizes as revenue the net winnings from gaming activities, which is the difference between gaming winnings and losses. The earnings process is complete upon receipt of the net winnings, and no further obligations exist to the customer.

          Cost of sales includes royalties, payable to Softec, incurred on Casino activity and bank discount fees incurred by the Company for the acceptance of credit cards.

          The formula for net revenue sharing is as follows: (Casino gain (loss) less adjustment for incentives less charge backs) times a royalty factor to be paid to Softec. The royalty factor used depends on net monthly revenue. The following table lists the schedule of royalty payments:

                         Net Monthly RevenueRoyalty Fee Payable
                         --------------------------------------

                         0 to $500,000                      25%
                         $500,001 to $1,000,000             20%
                         $1,000,001 to $5,000,000           15%
                         $5,000,001 to $10,000,000          12.5%
                         $10,000,001 plus                   10%

          The Company renegotiated the 25% factor down to 15% for the period from September 2000 through August 2000, after which the factor rose to 25% again.

          j.   Advertising

          The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense for the years ending April 30, 2002, 2001 and 2000 was $34,681, $174,859 and $99,283,
          respectively.

--------------------------------------------------------------------------------
Registration Statement                                               Page 56

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                 Notes to the Consolidated Financial Statements
                          April 30, 2002, 2001 and 2000


NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

          k.   Long-Lived Assets

          In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, long-lived assets, including goodwill associated with other long-lived assets, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company will adopt SFAS No. 144 and apply the provisions thereof.

          l.   Foreign Currency Translation

          Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at the period end exchange rate. Non-monetary assets are translated at the historical exchange rate and all income and expenses are translated at the exchange rates prevailing during the period.

          Foreign exchange currency translation adjustments are included in the stockholders' equity section as other comprehensive income. The Company operates with East Caribbean Dollars (EC). The exchange rate between the EC and the United States Dollar (USD) is always constant at .37453. This constant exchange rate makes it unnecessary to have a foreign exchange translation adjustment in the stockholder's equity section.

          m.   Concentrations of Risk - Foreign Operations

          The Company operates in St. John's which has a developing economy. Hyperinflation and rapid political and legal change, often accompanied by military insurrection, have been common in this and certain other emerging markets in which the Company may conduct operations. The Company may be materially adversely affected by possible political or economic instability in St John's. The risks include, but are not limited to terrorism, military repression, expropriation, changing fiscal regimes, high rates of inflation and the absence of industrial and economic infrastructure. Changes in development or investment policies or shifts in the prevailing political climate in St. John's in which the Company operates could adversely affect the Company's business. Operations may be affected in varying degrees by government regulations with respect to development restrictions, price controls, export controls, income and other taxes, expropriation of property, maintenance of claims, environmental legislation, labor, welfare, benefit policies, land use, land claims of local residents, water use and mine safety. The effect of these factors cannot be accurately predicted.

--------------------------------------------------------------------------------
Registration Statement                                               Page 57

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                 Notes to the Consolidated Financial Statements
                          April 30, 2002, 2001 and 2000


NOTE 3 -  NOTE PAYABLE - RELATED PARTY


                                                                     2002               2001
                                                               ----------------   ----------------
          Geneva Overseas Holdings Ltd. (A Company
           controlled by the president of the Company)
           made advances to the Company totaling
           $2,500.  These advances have an interest
           rate of 8% annually.  This note is unsecured.       $         2,500    $       130,621

          Less Current Portion                                           2,500              2,025
                                                               ----------------   ----------------

          Total Long-Term Debt -Related Party                  $             -    $       128,596
                                                               ================   ================

          The following is a summary of the future maturities of the long-term debt-related party:

                                                                 For the
                                                               Year Ended
                                                                April 30,
                                                            -----------------

                                                             2003    $ 2,500
                                                             2004          -
                                                             2005          -
                                                             2006          -
                                                                     --------

                                                                     $ 2,500
                                                                     ========

          Interest expense for the years ending April 30, 2002, 2001 and 2000 was $4,732, $4,243 and $-0-,respectively.

--------------------------------------------------------------------------------
Registration Statement                                               Page 58

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                 Notes to the Consolidated Financial Statements
                          April 30, 2002, 2001 and 2000


NOTE 4 -  NOTES PAYABLE

                                                                          April 30,
                                                             -----------------------------------
                                                                   2002               2001
                                                             -----------------------------------
          Note payable to Mountain High Management Inc.
           dated July 13, 1999, accruing interest at 15%
           annually, due on July 29, 2001.  This note is
           unsecured.                                        $             -    $       495,000

          Note payable to Low Tide Investments, dated
           November 1, 2001, accruing interest at 8%
           annually, due on November 1, 2004. This note
           is unsecured.                                                   -             50,000
                                                             ----------------   ----------------

          Total Notes Payable                                              -            545,000

          Less Current Portion                                             -            495,000
                                                             ----------------   ----------------

          Total Long-Term Debt                               $             -    $        50,000
                                                             ================   ================

          Interest expense for the years ending April 30, 2002, 2001 and 2000 was $29,409, $76,016, and $55,690, respectively.

NOTE 5 -  GOING CONCERN

          The Company's consolidated financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred losses from its inception through April 30, 2002 and has a significant working capital deficit. The Company does not have an established source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. It is the intent of the Company to seek additional financing through private placements of its common stock. This will be accomplished through the use of equity issuances. Management believes the funds will more likely than not be successfully raised, but there can be no assurance of this. The Company expects that operations will increase in 2003, and will start to provide cash flows from operations and expansion. The Company expects that it will need $480,000 to $600,000 additional funds for operations and expansion in 2003.

--------------------------------------------------------------------------------
Registration Statement                                               Page 59

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                 Notes to the Consolidated Financial Statements
                          April 30, 2002, 2001 and 2000


NOTE 6 -  STOCK TRANSACTIONS

          On July 1, 2000, the Company repurchased and canceled 3,000,000 shares of common stock at $0.01 per share or $30,000 of cash.

          On September 30, 2000, the Company issued 2,000,000 shares of common stock at $0.10 per share for $200,000 of cash.

          On August 15, 2001, the Company issued 200,000 shares of common stock valued at $0.10 per share, to a director for services and consulting.

          On September 15, 2001, the Company converted the related party note payable of $208,121 and accrued interest of $6,362 into equity by issuing 2,144,830 shares of common stock at $0.10 per share for a total of $214,483.

          On September 15, 2001, the Company converted a note payable of $495,000 and accrued interest of $107,787 into equity by issuing 6,027,830 shares of common stock at $0.10 per share for a total of $602,787.

          On September 20, 2001, the Company converted a note payable of $50,000 and accrued interest of $3,333 into equity by issuing 533,333 shares of common stock at $0.10 per share for a total of $53,333.

          On October 2, 2001, the Company issued 500,000 shares of common stock for the subscription payable of $50,000 at $0.10 per share.

          On January 31, 2002, the Company issued 160,000 shares of common stock at $0.10 per share for cash of 16,000.

          506 Regulation D
          ----------------

          On November 15, 2001, the board of directors approved a best efforts private placement equity fundraising under Rule 506 of Regulation D for up to 500,000 shares at $0.10 per share. The Company has raised $16,000 as of the date of the audit report.

NOTE 7 -  COMMITMENTS AND CONTINGENCIES

          Software Licensing Agreement

          In the first quarter of 1999, the Company entered into a software licensing agreement with Softec Systems Caribbean Inc. (Softec), to provide online-gaming software and hardware services. The license agreement calls for a commitment by the Company to spend a minimum of 10% of the previous months net revenue (based on a yearly average) for ongoing promotion and marketing. The marketing obligation only applies to the first 365 days of operation. The license agreement also calls for sharing of net revenues based on a specific formula agreed to by the Company and Softec. The license agreement may be terminated by the Company at the end of any one-year term or by Softec at the end of any one-year term subsequent to the first year of the agreement.

--------------------------------------------------------------------------------
Registration Statement                                               Page 60

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                 Notes to the Consolidated Financial Statements
                          April 30, 2002, 2001 and 2000


NOTE 7 -  COMMITMENTS AND CONTINGENCIES (Continued)

          Software Licensing Agreement (Continued)

          All of the Company's websites and advertising are directly linked to Softec's software. Softec manages the software as well as the upkeep and maintenance. The Company is highly dependent, therefore, on Softec's ability to maintain the software and keep it running. In the event that the software fails, the Company's business and operations could be strongly affected.

          Private Placement
          -----------------

          On June 1, 2000, the board of directors approved a Regulation S Private Placement for 2,500,000 shares of common stock to be sold at $0.10 per share. Each share sold has an attached warrant exercisable at $2.00 per share which expires on December 31, 2002. The Company has received $250,000 and issued 2,500,000 shares pursuant to the Private Placement.

          506 Regulation D
          ----------------

          On July 1, 2000, the board of directors approved a best efforts private placement equity fundraising under Rule 506 of Regulation D for up to 2,000,000 shares at $0.50 per share. Each share sold pursuant to this offering is to have an attached warrant exercisable at $4.00 per share. Any warrants issued are to expire on December 31, 2002. The Company has not raised any funds from this offering.

NOTE 8 -  RESERVES AND DEPOSITS WITH CREDIT CARD PROCESSORS

          Reserves and deposits with credit card processors consist of rolling reserves held by merchant banks and funds for transactions processed and awaiting transfer to the Company's bank accounts. As of April 30, 2002 and 2001, the balance of these reserves and deposits were $63,953 and $30,858, respectively.

NOTE 9 -  PLAYER DEPOSITS

          As of April 30, 2002 and 2001, the Company had $47,002 and $73,828, respectively, in cash representing funds held on deposit in the form of e-cash balances. These deposits are non-interest bearing and repayable on demand. These deposits are actually held by a third party for the benefit of the Company.

NOTE 10 - GAMING LICENSE

          The Company is required to purchase a gaming business license on an annual basis. The cost of the license is $20,000 for 2002 and was $100,000 in 2001, and is amortized over twelve months. Amortization expense for the years ending April 30, 2002, 2001, and 2000 was $93,334 $8,333 and $-0-, respectively.

--------------------------------------------------------------------------------
Registration Statement                                               Page 61

                      NET-FORCE SYSTEMS INC. AND SUBSIDARY
                 Notes to the Consolidated Financial Statements
                          April 30, 2002, 2001 and 2000


NOTE 11 - OPERATING LEASE

          Office lease
          ------------

          On August 1, 2001, the Company signed a one-year lease agreement for office space. This lease runs through July 3, 2002. The monthly rental amount is $629. Minimum future lease payments on this lease are as follows:

                                                    For the
                                                  Years ended
                                                   April 30,         Amount
                                                ----------------   ----------

                                                      2003         $   1,887
                                                      2004                 -
                                                                   ----------

                                                      TOTAL        $   1,887
                                                                   ==========

--------------------------------------------------------------------------------
Registration Statement                                               Page 62

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


INDEMNIFICATION OF DIRECTORS AND OFFICERS

In accordance with the Companies law (2000 Revision), sections 130 and 131 of our Articles of Association provides that the Registrant shall indemnify certain persons as follows:

Section 130. Every Director (including for the purposes of this Article any Alternate Director appointed pursuant to the provisions of these Articles), Managing Director, agent, Secretary, Assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company's auditor) and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company's business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Section 131. No such Director, Alternate Director, Managing Director, agent, Secretary, Assistant Secretary or other officer of the Company (but not including the Company's auditor) shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other such director or officer or agent of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (v) for any loss incurred through any bank, broker or other agent or (vi) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on his part or (vii) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty.

A policy of directors' and officers' liability insurance has been applied for by the Registrant which insures directors and officers of the Registrant and its subsidiaries against liability incurred by, arising from or against them for certain of their acts, errors or omissions.

Reference is made to Item 17 for the undertakings of the Registrant with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").


RECENT SALES OF UNREGISTERED SECURITIES

(a)  Securities issued and sold:

1. On March 1, 1999, the registrant filed its Articles of Incorporation with the Director of International Business Corporations, Government of Antigua and Barbuda as Net-Force Systems Inc. The authorized capital of the Company consists of 100,000,000 Common Shares and 50,000,000 Preferred Shares. On March 15, 1999, the Directors, by way of Organizational Consent of the Directors of the Company, accepted the stock subscriptions and payment for a total of 5,500,000 shares issued to the following entities at a price of $0.001 per share: 4,500,000 shares issued to Geneva Overseas Holdings Ltd., beneficially owned by Terry G. Bowering, 500,000 shares issued to JPKT Metro Investment Corporation, beneficially owned by Terry G. Bowering, and 500,000 shares issued to BRF Family Trust, beneficially owned by Douglas N. Bolen. Total proceeds from these share issuances amounted to $5,500 USD.

2. On March 15, 1999, the registrant accepted subscription agreements from six entities to acquire securities of the Company pursuant to a Rule 504 offering under Regulation D. The Board authorized the Company to proceed with the sale of its shares pursuant to the subscriptions received for the sale of a total of

--------------------------------------------------------------------------------
Registration Statement                                               Page 63

3,000,000 Common Shares at a price of $0.01 per Common Share for total gross offering proceeds of $30,000 USD. Net-Force Systems Inc. issued 500,000 shares each to the following six corporate entities: Orienstar Finance Limited, Fonds Mondial D'Investissment, Eur-Am BV, Richland Acceptance Corporation, Altmar Inc., and Sharp, Flint & Blunt.

3. On June 1, 2000, the Board of Directors resolved to authorize the redemption of the common stock, which was issued pursuant to Rule 504 on or about March 15, 1999 and the same was effected shortly thereafter. On the same date, pursuant to Regulation S of the Securities Act of 1933, the Board authorized the issuance of 2,500,000 Units comprised of one (1) $0.001 par value common stock and one (1) warrant that allows the holder to purchase one (1) share of the Company's $0.001 par value common stock at an exercise price of $2.00 per share, to be exercised no later than December 31, 2002 after which the warrants would become null and void. Each Unit was offered at the price of $0.10. This offering was sold out on or about June 30, 2000 for total gross offering proceeds of $250,000 USD. Net-Force Systems Inc. issued 500,000 shares each to the following five corporate entities: Atkins Financial Ltd., Loire International Limited, Multi-Asian Venture Ltd., Shanghai Ltd., and Solinvest Group Ltd.

4. On August 15, 2001, in consideration for consulting services rendered and as compensation for acceptance of an appointment to the Board of Directors of the registrant, Mr. Trevor L. Bowering was issued 200,000 shares at a value of $0.10 USD per share for total consideration of $20,000 USD.

5. On September 15, 2001, all long-term debt and promissory notes including a related party shareholder loan from Geneva Overseas Holdings Ltd. were converted to equity for a total of 8,706,033 shares issued at $0.10 per share. The total value of the loans consisted of principal and accrued interest calculated as at September 15, 2001. In settlement of a related party shareholder loan, Geneva Overseas Holdings Ltd. was issued 2,144,830 shares for total equity holdings to date of 6,544,830 shares. IFG Investments Services Inc. was issued 6,027,870 shares in settlement of the principal and accrued interest on the promissory note it held as at the above date. Low Tide Investments Inc. was issued 533,333 shares in settlement of principal and accrued interest on the promissory note it held as at the above date.

6. On November 15, 2001, pursuant to a Rule 506 Offering, the Board authorized the Company to proceed with the sale of its shares pursuant to subscriptions received at a price of $0.10 per Common share. The Company accepted subscription agreements from U.S. residents from states including California, Arizona, and Florida. On January 29, 2002, the offering was closed and the Board resolved to authorize the issuance of 160,000 Common shares at $0.10 per share for total gross offering proceeds of $16,000 USD.

                                                                                         Amount of Beneficial
                             Amount of                      Shares of Common Stock       Ownership
                             Beneficial Ownership           Being Sold Pursuant to       Beneficial Ownership After
                             Prior to this Offering (1)     this Prospectus (2)          this Offering
Name of Beneficial Owner          Number      Percent             Number                   Number       Percent
------------------------          ------      -------             ------                   ------       -------

Geneva Overseas Holdings Ltd.     6,544,830   38.35%                 6,544,830                 0            0%

IFG Investments Services Inc.     6,027,870   35.32%                 6,027,870                 0            0%

Low Tide Investments Inc.           533,333    3.13%                   533,333                 0            0%

Atkins Financial Ltd.               500,000    2.93%                   500,000                 0            0%

Loire International Limited         500,000    2.93%                   500,000                 0            0%

Multi Asian Venture Ltd.            500,000    2.93%                   500,000                 0            0%
JPKT Metro Investment
Corporation                         500,000    2.93%                   500,000                 0            0%

Shanghai Ltd.                       500,000    2.93%                   500,000                 0            0%

Solinvest Group Ltd.                500,000    2.93%                   500,000                 0            0%
CDM Caribbean Digital
Management Inc.                     400,000    2.34%                   400,000                 0            0%

Trevor L. Bowering                  200,000    1.17%                   200,000                 0            0%

--------------------------------------------------------------------------------
Registration Statement                                               Page 64




Sable Holdings Ltd.                 100,000    0.59%                   100,000                 0            0%

Derek C. Ferguson                    50,000       *                     50,000                 0            0%

Dwight Lewis                         50,000       *                     50,000                 0            0%

Larry Chudak                         20,000       *                     20,000                 0            0%

David Gates                          20,000       *                     20,000                 0            0%
Donald C. Jones                       5,000       *                      5,000                 0            0%
Easter Lily A. Dalmacio               5,000       *                      5,000                 0            0%
Anthony C. Gibson                     5,000       *                      5,000                 0            0%
Ronald Darvin Jones                   5,000       *                      5,000                 0            0%
Tammy L. Jones                        5,000       *                      5,000                 0            0%
Earl Jones                            5,000       *                      5,000                 0            0%
Sean T. Burns                         5,000       *                      5,000                 0            0%
Shawn W. Erickson                     5,000       *                      5,000                 0            0%
Eddy Damien Granados                  5,000       *                      5,000                 0            0%
Gyneth McAllister                     5,000       *                      5,000                 0            0%
Mark M. Piazza                        5,000       *                      5,000                 0            0%
John David Sorlie                     5,000       *                      5,000                 0            0%
Lawrence R. Busha                     5,000       *                      5,000                 0            0%
Jon Canale                            5,000       *                      5,000                 0            0%
Kenneth M. Gerspatch                  5,000       *                      5,000                 0            0%
Traci Fornoff                         5,000       *                      5,000                 0            0%
Saverio J. Barbera                    5,000       *                      5,000                 0            0%
Ron Dillard                           5,000       *                      5,000                 0            0%
David M. Filburn                      5,000       *                      5,000                 0            0%
Donald Heitz                          5,000       *                      5,000                 0            0%
Randy Baldwin                         5,000       *                      5,000                 0            0%
Joseph A. Angelini                    5,000       *                      5,000                 0            0%
Donald Wayne Kipp                     5,000       *                      5,000                 0            0%
Michael James Steele                  5,000       *                      5,000                 0            0%
                                 ==========   ======
Total shares outstanding:        17,066,033    100%
                                 ----------   ------

*Less than 1 %

(b)  Underwriters and Other Purchasers.

     Not applicable

(c)  Consideration.

     See (a) above.

(d)  Exemption from Registration Claimed.

     See (a) above.




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Registration Statement                                               Page 65

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A.   EXHIBITS

The following exhibits are attached hereto:

Exhibit
Number          Title

3.1    Articles of Incorporation - Net-Force Entertainment Inc
3.2    Our Certificate of Incorporation
3.3    Bylaws of Net-Force Entertainment Inc.
4.1    Specimen ordinary share certificate
5.1 Opinion of Antugian lawyer get name to the legality of the securities offered herby
10.1 Starnet Systems Inc. (formerly Softec Systems Caribbean Inc) Amendment to Software License Agreement
10.2   Government of Antigua and Barbuda Gaming License
10.3   Software and Marketing License Agreement
10.4   Antigua Online Gaming Wagering and Gaming Reseller Agreement
10.5   IFG Investments Services Inc. Debt to Equity Conversion Agreement
10.6   American International Bank (Lease Agreement)
10.7   Geneva Overseas Holdings Ltd. Debt to Equity Conversion Agreement
23.1 Consent of HJ & Associates, L.L.C. of Salt Lake City, Utah, U.S.A. (included in 5.1)
24.1 Power of Attorney (Contained on the signature pages of this Registration Statement)


B.   FINANCIAL STATEMENT SCHEDULES

All schedules are omitted because they are not applicable or the required information is shown in our consolidated financial statements and related notes attached to the prospectus.


UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.





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Registration Statement                                               Page 66

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters, if any, during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, if any, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters, if any, is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(7) The undersigned registrant hereby undertakes to provide to the underwriter, if any, at the closing specified in the underwriting agreements, if any, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Letter to be signed on its behalf by the undersigned, thereunto duly authorized, this 27th, day of May 2002.


(Seal)           Net-Force Systems Inc.,
                 an Antigua and Barbuda company


                 Per:   (Signed by Terry G. Bowering)
                        ------------------------------------------
                        Terry G. Bowering
                        President, Chief Executive Officer and Director












--------------------------------------------------------------------------------
Registration Statement                                               Page 67

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each officer or director of Net-Force Systems Inc. whose signature appears below constitutes and appoints Terry G. Bowering, his true and lawful attorney-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to execute any or all amendments, including post-effective amendments, and supplements to this Registration Statement and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on May 27, 2002:



          (Signed by Terry G. Bowering)
          -----------------------------------------------------
          Mr. Terry G. Bowering - President, Chief Executive Officer, Director

          (Signed by Dwight Lewis)
          -----------------------------------------------------
          Mr. Dwight Lewis - Director

          (Signed by Derek C. Ferguson)
          -----------------------------------------------------
          Mr. Derek C. Ferguson - Director

          (Signed by Trevor L. Bowering)
          -----------------------------------------------------
          Mr. Trevor L. Bowering - Director


















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